Exhibit 4.4

TWIST MERGER SUB, INC.

$80,000,000

15% Senior Secured Notes due June 24, 2011

GUARANTEED AND ACCOMPANIED WITH WARRANTS ISSUED BY

JAZZ PHARMACEUTICALS, INC.

SENIOR SECURED NOTE AND WARRANT PURCHASE AGREEMENT

Dated as of June 24, 2005

i

SCHEDULE A	— Information Relating To Purchasers

SCHEDULE B	— Defined Terms

EXHIBIT A	— Form of 15% Senior Secured Note due June 24, 2011

EXHIBIT B	— Form of Warrant to Purchase Series BB Preferred Stock

EXHIBIT 4.2	— List of Closing Deliverables

v

Dated as of June 24, 2005

TO EACH PURCHASER LISTED ON THE ATTACHED

    SCHEDULE A WHO IS A SIGNATORY HERETO (COLLECTIVELY WITH THEIR RESPECTIVE

    SUCCESSORS AND ASSIGNS, THE “PURCHASERS”):

Ladies and Gentlemen:

THIS SENIOR SECURED NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is hereby entered into by and among the Purchasers, JAZZ PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and TWIST MERGER SUB, INC., a Delaware corporation (the “Borrower”), with reference to the following:

A.	The Company has informed the Purchasers that the Company intends to acquire Orphan Medical, Inc., a Delaware corporation (“Orphan Medical”), by way of the merger (the “Merger”) of the Borrower, a wholly-owned subsidiary of the Company, with and into Orphan Medical, with Orphan Medical becoming the surviving corporation, all pursuant to that certain Agreement and Plan of Merger by and among Orphan Medical, the Company and the Borrower, dated April 18, 2005, as amended (the “Merger Agreement”).

B.	The Purchasers have agreed, subject to the terms and conditions hereof, to furnish debt financing to the Borrower by way of the purchase of the Borrower’s senior secured notes in order to provide the Company with a portion of the necessary cash required to consummate the Merger and pay for transaction costs associated therewith.

C.	Under the terms of the Merger Agreement, all of the properties, rights, privileges, powers and franchises of Orphan Medical shall vest in and all of the debts, liabilities and duties (including the obligations and duties of the Borrower hereunder) shall be assumed by the Surviving Corporation (as defined in the Merger Agreement).

D.	Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. All references to the Borrower in this Agreement shall be deemed to include the Borrower both before and after taking into account the effect of the Merger such that the Borrower shall mean and include the Surviving Corporation (as defined in the Merger Agreement) and any reference to a Subsidiary of the Company shall mean and include the Borrower and any Subsidiary of the Borrower.

NOW THEREFORE, the Purchasers, the Company and the Borrower hereby agree as follows:

SECTION 1. AUTHORIZATION, SALE AND ISSUANCE OF NOTES AND WARRANTS.

Section 1.1 Authorization

(a) The Borrower has authorized the issue and sale of $80,000,000 aggregate principal amount of its 15% Senior Secured Notes (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement) due June 24, 2011. The Notes shall be substantially in the form set forth on Exhibit A.

(b) The Company has further authorized the issuance and sale to each Purchaser of Warrants (the “Warrants”, such term to include any such warrants issued in substitution therefor pursuant to the terms thereof) to purchase Series BB Preferred Stock, par value $0.0001 per share, of the Company (“BB Preferred”), each substantially in the form set forth in Exhibit B.

Section 1.2 Sale and Purchase of the Notes and Warrants. Subject to the terms and conditions of this Agreement, at the Closing provided in Section 1.3:

(a) The Borrower hereby agrees to issue and sell to each Purchaser and each Purchaser agrees to purchase from the Company on the date of the Closing, a Note in the aggregate principal amount set forth opposite such Purchaser’s name on Schedule A attached hereto at a purchase price of 100% of the aggregate principal amount of such Note. Each Purchaser’s obligation hereunder is several and not joint with the other Purchasers’ obligations such that no Purchaser shall have any obligation or liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

(b) As further consideration for the purchase of the Notes by the Purchasers pursuant to Section 1.2(a), and with the Company’s express acknowledgement of its direct and indirect benefit received in connection with such financial accommodations, the Company agrees to issue and deliver to each Purchaser, at the Closing, a Warrant to purchase that number of shares of the BB Preferred set forth opposite such Purchaser’s name on Schedule A attached hereto.

(c) The Borrower, the Company and each Purchaser hereby acknowledge and agree that the Note and Warrant issued in accordance with this Agreement constitute an “investment unit” for the purposes of Section 1273(c)(2)(A) of the Code. In accordance with Sections 1273(c)(2)(A) and 1273(b)(2) of the Code, the issue price of the investment unit is 100% of the aggregate principal amount of the Note set forth opposite each such Purchaser’s name on Schedule A. Allocating that issue price between the Note and Warrant based on their relative fair market values, as required by Section 1273(c)(2)(B) of the Code and Treasury Regulation Section 1.1273-2(h)(1), results in (i) the Note having an issue price of 93.30% of the aggregate principal amount of such Note and (ii) the Warrant having a purchase price of 6.70% of the aggregate principal amount of such Note. The Borrower, the Company and each Purchaser agrees to prepare their respective federal income tax returns in a manner consistent with the foregoing agreement.

Section 1.3 Closing. The sale and issuance of the Notes and Warrants shall occur at a closing (the “Closing”) at the offices of the Company, 3180 Porter Drive, Palo Alto, California 94304 at 10:00 a.m. local time on June 24, 2005 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers. At the Closing:

(a) The Borrower will deliver to or at the direction of each Purchaser a Note to be purchased thereby in the form of a single Note dated the date of the Closing and registered in such Purchaser’s name, against delivery by such Purchaser to the Borrower or its order of immediately available funds in the amount of the purchase price therefor by wire transfer to the account of the Paying Agent (as defined in the Merger Agreement), held in the name and for the benefit of the Borrower, identified in writing by the Company prior to the Closing.

(b) The Company will deliver to or at the direction of each Purchaser a Warrant dated the date of the Closing and registered in the name of such Purchaser, and evidencing the right of such Purchaser to purchase that number of shares of the Company’s BB Preferred set forth opposite such Purchaser’s name on Schedule A.

Section 1.4 Payment Terms of the Notes. The Notes shall bear interest, in the amounts and payable at the times set forth therein, and shall be due and payable in full on the maturity date set forth therein or as otherwise provided for under this Agreement without defense, set off or counterclaim of any sort. All payments required to be made under the Notes shall be made in the manner and to the account of each Purchaser as set forth in the Notes.

SECTION 2. COMPANY GUARANTY.

Section 2.1 Background. The Company hereby acknowledges and affirms that, as the sole beneficial owner of all of the capital stock of the Borrower, it will directly or indirectly receive certain benefits from the credit accommodations provided for under this Agreement and is therefore willing to guaranty the prompt payment and performance of the Obligations of the Borrower, on the terms set forth in this Section 2.

Section 2.2 Company Guaranty. For value received and in consideration for the Purchasers’ execution of this Agreement and the purchase of the Notes, the Company unconditionally guarantees (a) the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all of the indebtedness and obligations of every kind and nature of the Borrower to each Purchaser, or any permitted assignee of any Purchaser, pursuant to the terms of this Agreement and the other Related Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by such Purchaser, whether through discount, premium, purchase, direct loan or as collateral or otherwise, and whether principal, interest, fees, costs, expenses or otherwise (including without limitation any interest, Make-Whole Amount, fees or expenses accruing following the commencement of any insolvency, receivership, reorganization or bankruptcy case or proceeding relating to the Borrower, whether or not a claim for post-petition interest, Make-Whole Amount, fees or expenses is allowed in such case or proceeding); and (b) the prompt, full and faithful discharge by the Borrower of each and every term, condition, agreement, representation and warranty now or hereafter made by the Borrower to the Purchasers under this Agreement and the other Related Documents (all such indebtedness and obligations listed in (a) and (b) of this sentence being hereinafter referred to as the “Obligations”). The Company further agrees to pay all reasonable out-of-pocket costs and expenses, including, without limitation, all court costs and reasonable attorneys’ fees paid or incurred by any Purchaser in collecting all or any part of the Obligations from, or in prosecuting or defending any action against, the Company. All amounts payable by the Company under this Section 2 shall be payable upon demand and shall be made in lawful money of the United States, in immediately available funds.

Section 2.3 No Fraudulent Conveyance. It is intended that the Company’s guaranty under this Section 2 (the “Company Guaranty”), and any Liens granted by the Company to secure the Company Guaranty, do not constitute a “Fraudulent Conveyance” (as hereinafter defined). Consequently, the Company agrees that if the Company Guaranty, or any Liens securing the Company Guaranty, would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Company Guaranty and each such Lien shall be valid and enforceable only to the maximum extent that would not cause the Company Guaranty or such Lien to constitute a Fraudulent Conveyance, and the Company Guaranty or the other Related Documents providing for such Lien shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

Section 2.4 Unconditional Guaranty. The Company hereby agrees that its obligations under the Company Guaranty shall be unconditional, irrespective of (i) the validity or enforceability of the Obligations or any part thereof, or of any Notes, Related Documents or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect from the Borrower or any other guarantor of all or any part of the Obligations or other action to enforce the same, (iii) the waiver or consent by any Purchaser with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by the Borrower or any other guarantor of all or any part of the Obligations, and delivered to such Purchaser, (iv) failure by any Purchaser or the Collateral Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations or any guaranty, (v) the existence or nonexistence of any defenses which may be available to the Borrower or any other guarantor of all or any part of the Obligations, (vi) the institution of any proceeding under Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended (the “Bankruptcy Code”), or any similar proceeding, by or against the Borrower or any other guarantor, or any Purchaser’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code, (vii) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code (or use of cash collateral under Section 363 of the Bankruptcy Code), (viii) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Purchasers’ claim(s) for repayment of the Obligations, or (ix) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor other than the indefeasible payment in full of all Obligations.

Section 2.5 Waiver. The Company hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of the Borrower or other guarantors, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that the Company Guaranty will not be discharged, except by complete and indefeasible payment and performance of the Obligations. The Company further waives notice of (i) acceptance of the Company Guaranty, (ii) the existence or incurring from time to time of any Obligations guarantied hereunder, and (iii) the existence of any Default or Event of Default, the making of demand, nonpayment, or the taking of any action by any Purchaser or the Collateral Agent, under this Agreement or any of the other Related Documents. At any time that the Notes become due and payable, whether by maturity or acceleration, any holder of a Note may, in its sole election (regardless of whether the liability of Borrower or any other guarantor of all or any part of the Obligations has matured or may then be enforced), proceed directly and at once, without notice, against the Company to collect and recover the full amount or any portion of the Obligations, without first proceeding against the Borrower or any other guarantor, or against any security or collateral for the Obligations. The Company agrees that the Company Guaranty constitutes a guarantee of payment when due and not of collection.

Section 2.6 Authorization. The Purchasers and the Collateral Agent are hereby authorized, without notice or demand and without affecting the liability of the Company hereunder, at any time and from time to time to (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations or otherwise modify, amend or change the terms of this Agreement, any Note or any other Related Document (subject to the terms hereof and thereof), now or hereafter executed by the Borrower, the Company or any other guarantor and delivered to any of the Purchasers; (ii) accept partial payments on the Obligations; (iii) take and hold security or collateral for the payment of the Obligations guaranteed hereby, or for the payment of the Company Guaranty, or for the payment of any other guaranties of the Obligations, and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale or other disposition thereof as in its discretion it may determine; and (v) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the Company hereunder.

Section 2.7 Responsibility. The Company hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other guarantors of any instrument or document evidencing all or any part of the Obligations and of all other circumstances bearing upon the risk of nonpayment of the Obligations or any part thereof, and the Company hereby agrees that neither the Purchasers nor the Collateral Agent shall have any duty to advise the Company of information known to any Purchaser or the Collateral Agent regarding such condition or any such circumstances or to undertake any investigation. If any of the Purchasers or the Collateral Agent, each in their respective discretion, undertakes at any time or from time to time to provide any such information to the Company, such Purchaser or the Collateral Agent, as applicable, shall be under no obligation to update any such information or to provide any such information to the Company on any subsequent occasion. The Company further acknowledges that the Company has examined or had the opportunity to examine this Agreement and the other Related Documents, and waives any defense which may exist resulting from the Company’s failure to receive or examine at any time this Agreement or the other Related Documents.

Section 2.8 Consent. The Company consents and agrees that none of the Purchasers or the Collateral Agent shall be under any obligation to marshal any assets in favor of the Company or against or in payment of any or all of the Obligations. The Company further agrees that, to the extent that the Borrower, the Company or any other Person makes a payment or payments to the Purchasers, or any Purchaser receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, its estates, trustees, receivers or any other Person, including, without limitation, the Company, under any bankruptcy law, state or federal law, common law or equitable theory, then to the extent of such payment or repayment, the Obligations or the part thereof which has been paid, reduced or satisfied by such amount, and the Company’s obligations hereunder with respect to such portion of the Obligations, shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

Section 2.9 Transfer. Subject to the provisions of Section 13, any Purchaser may sell or assign the Obligations or any part thereof, or grant participations therein, pursuant to the terms of this Agreement and in any such event, each and every immediate or remote assignee or holder of, or participant in, all or any of the Obligations shall have the right to enforce the Company Guaranty, by suit or otherwise, for the benefit of such assignee, holder or participant, as fully as if herein by name specifically given such right, but each Purchaser shall have an unimpaired right, prior and superior to that of any such assignee, holder or participant, to enforce the Company Guaranty for the benefit of such Purchaser, as to any part of the Obligations retained by such Purchaser.

Section 2.10 Continuation. The Company Guaranty shall continue in full force and effect (and may not be revoked or terminated), and the Purchasers shall be entitled to purchase the Notes on the faith hereof, until such time as all of the Obligations have been indefeasibly paid and satisfied in full.

Section 2.11 Subrogation. Any and all rights of any nature of the Company to subrogation, contribution, reimbursement or indemnity and any right of the Company to recourse to any assets or property of, or payment from, the Borrower or any other guarantor of all or any part of the Obligations as a result of any payments made or to be made hereunder for any reason, are hereby unconditionally waived by the Company, and the Company shall not at any time exercise any of such rights unless and until all of the Obligations have been indefeasibly paid and satisfied in full. Any payments received by the Company in violation of this Section 2.11 shall be held in trust for, and immediately remitted to, the Purchasers.

Section 2.12 Subordination. The payment of any and all of indebtedness, liabilities and obligations of Borrower to the Company of every kind or nature, whether joint or several, due or to become due, absolute or contingent, now existing or hereafter arising, and whether principal, interest, fees, costs, expenses or otherwise (collectively, the “Subordinated Debt”), is expressly subordinated to the Obligations. So long as an Event of Default exists, no payment of any kind (by voluntary payment, prepayment, acceleration, setoff or otherwise) of any portion of the Subordinated Debt may be made by Borrower or received or accepted by the Company at any time. Until such time as the Obligations have been indefeasibly paid and satisfied in full, the Company will not (i) obtain any Lien on any property of the Borrower to secure the

Subordinated Debt, or (ii) commence any lawsuit, action or proceeding of any kind against the Borrower to recover all or any part of the Subordinated Debt. Any payments received by the Company in violation of this Section 2.12 shall be held in trust for and immediately remitted to the Purchasers.

SECTION 3. SECURITY INTERESTS.

Section 3.1 Grant of Security Interests. To secure the full and prompt payment and performance of the Obligations and the Company Guaranty, including all renewals, extensions, restructurings and refinancings of any or all of the foregoing, each of the Borrower and the Company hereby grants to the Collateral Agent, for the benefit of the holders of the Notes, a continuing Lien in and to all right, title and interest of Borrower and the Company in the following property, respectively, of the Borrower and the Company, whether now owned or existing or hereafter acquired thereby or arising and regardless of where located, including the products and proceeds thereof (all being collectively referred to as the “Collateral”):

i)	Accounts;
ii)	Deposit Accounts (as defined in the UCC);
iii)	Documents of Title;
iv)	Equipment;
v)	General Intangibles;
vi)	Inventory;
vii)	Investment Property; and
viii)	Other Collateral;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in (a) any ownership interests of any Foreign Subsidiary or (b) any property to the extent that such grant of a security interest is prohibited by any requirements of law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

Section 3.2 Perfection of Security Interests. Each of the Borrower and the Company hereby authorizes the Collateral Agent to prepare and file such financing statements or amendments thereof (including financing statements and amendments thereof describing the Collateral as “all assets” or “all personal property” or words to that effect) as the Collateral Agent or the Purchasers may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC or the Uniform Commercial Code of any applicable jurisdiction. Each of the Borrower and the Company shall, at the Collateral Agent’s request, at any time and from time to time, execute and deliver to the Collateral Agent within ten (10) Business Days of such request, such documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by the Collateral Agent or the Purchasers) and do such other acts and things as the Collateral Agent may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of the Collateral Agent for the benefit of the Purchasers (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except as otherwise permitted by Section 10.3) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Each of the Borrower and the Company irrevocably hereby makes, constitutes and appoints the Collateral Agent (and all Persons designated by the Collateral Agent for that purpose) as the Borrower’s and the Company’s respective true and lawful attorney and agent-in-fact to file such financing statements and other similar documents, agreements and instruments as may be necessary to preserve and perfect the Collateral Agent’s security interest in the Collateral. Each of the Borrower and the Company acknowledges and agrees that the Collateral is intended to encompass all assets and property of Borrower and the Company (subject to the terms and conditions of this Agreement) and if at any time Borrower or the Company acquires any interest in any assets or property a security interest in which cannot be perfected by the filing of a financing statement in the appropriate jurisdiction or any assets or property a security interest in which can be perfected by the filing of a financing statement in the appropriate jurisdiction but that are not covered by the security interest grant set forth above (e.g., commercial tort claims, it being certified by Borrower or the Company that it has no interest in any commercial tort claims as of the Closing), then the Borrower or the Company, as appropriate, will, if reasonably requested by the Collateral Agent, cause such assets or property to become part of the Collateral and take such reasonable steps as the Collateral Agent or the Purchasers may require in accordance with this Section 3.2. Each of the Borrower and the Company hereby agree to give the Collateral Agent prompt notice of any commercial tort claim filed by the Company or any of its subsidiaries.

Section 3.3 Possession of Collateral and Related Matters. Until an Event of Default has occurred and is continuing, both of the Borrower and the Company shall have the right, except as otherwise provided in this Agreement, to (a) sell or lease any of their Inventory normally held thereby for any such purpose, (b) use and consume any raw materials, work in process or other materials normally held thereby for such purpose and (c) dispose of any assets to the extent permitted under Section 10.2. If any Inventory is in the possession or control of any warehouseman or the Company’s or the Borrower’s, as applicable, agents or processors, then the Borrower or the Company, as applicable, shall, upon the Collateral Agent’s request, notify such warehouseman, agent or processor of the Collateral Agent’s security interest in such Inventory and, upon the Collateral Agent’s request, instruct them to hold all such Inventory for the Collateral Agent’s account and subject to the Collateral Agent’s instructions.

Section 3.4 Continuing Security Interest; Termination.

(a) This Section 3 creates a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment or satisfaction in full of the Obligations (other than any contingent indemnity obligations), (ii) be binding upon the Borrower and the Company, and their respective successors and assigns and (iii) except to the extent that the rights of any transferor or assignor are limited by the terms of this Agreement, inure, together with the rights and remedies of the Collateral Agent, to the benefit of the Collateral Agent and the holders of Notes. The Borrower’s and the Company’s successors and assigns shall include, without limitation, a receiver, trustee or debtor-in possession thereof or therefor.

(b) Upon the payment in full in cash of the Obligations (other than any contingent indemnity obligations), the security interests granted pursuant to this Section 3 shall terminate and all rights to the Collateral shall revert to the Borrower and the Company, as applicable. Upon any such termination of the security interests hereunder, the Borrower and the Company shall each be entitled to the return, upon its request and at its expense, of such of the Collateral held by the Collateral Agent as shall not have been sold or otherwise applied pursuant to the terms hereof and the Collateral Agent will, at the Borrower’s and the Company’s expense, execute and deliver to the Borrower or the Company, as applicable such other documents as they shall reasonably request to evidence such termination. In connection with any transfers, sales or other dispositions of assets permitted under this Agreement or any other release of Collateral that may be required in connection with any other action which is permitted by this Agreement, the Collateral Agent will release and terminate the Liens granted under this Agreement with respect to such assets.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold thereto at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1 Consummation of the Merger. All conditions necessary to consummate the Merger under the Merger Agreement shall have been satisfied or waived (provided that if such waiver is material it shall have been in a manner approved by the Purchasers), the parties to the Merger Agreement shall be prepared to consummate the Merger on the date of the Closing simultaneously with the purchase of the Notes, and each Purchaser shall have received evidence of the foregoing reasonably satisfactory to it.

Section 4.2 Closing Deliveries. The Purchasers shall have received, in form and substance reasonably satisfactory to the Purchasers, all documents, instruments, agreements, opinions and certificates identified on Exhibit 4.2.

Section 4.3 Additional Equity Financing. The Company shall have received during the period from April 18, 2005, up and including the date of the Closing, at least $99,999,998 (a) in gross investment proceeds by way of the issuance of additional shares of Series B Preferred Stock of the Company or (b) in cash proceeds from specific product development financing arrangements and each Purchaser shall have received evidence of the foregoing reasonably satisfactory to it

Section 4.4 Security Interests; Indebtedness; Waivers and Consents.

(a) The Purchasers shall have received the results of recent lien, tax lien, judgment and litigation searches in each relevant jurisdiction with respect to the Company and the Borrower (including, for the avoidance of doubt, as to Orphan Medical prior to the Merger) and their respective Subsidiaries, and such searches shall reveal no

Liens other than Permitted Liens or Liens that are being discharged on or prior to the consummation of the Closing pursuant to documentation reasonably satisfactory to the Purchasers.

(b) All outstanding Indebtedness of the Company and the Borrower (including, for the avoidance of doubt, Indebtedness of Orphan Medical prior to the Merger) and their respective Subsidiaries, other than Permitted Indebtedness, shall have been paid in full or otherwise discharged, all documents evidencing such Indebtedness shall have been terminated and be of no further force and effect, in each case pursuant to documentation reasonably satisfactory to the Purchasers, and each Purchaser shall have received evidence of the foregoing reasonably satisfactory to it.

(c) All waivers, approvals or consents of Governmental Authorities or other third parties as may be required by law or under contract to consummate the Merger and the transactions contemplated by this Agreement (including any necessary stockholder agreements, consents or waivers required in connection with the issuance of the Warrants) shall have been obtained (except as otherwise permitted by the Merger Agreement) and each Purchaser shall have received evidence of the foregoing reasonably satisfactory to it.

Section 4.5 Fees and Expenses. The Company or the Borrower shall have paid the fees, expenses and other amounts payable to KKR Financial Corp. and LB I Group Inc., or on their behalf, upon the Closing as provided pursuant to the Commitment Letter (including the Term Sheet attached thereto, the “Commitment Letter”) dated April 18, 2005 delivered by KKR Financial Corp. and LB I Group Inc. and agreed and accepted by the Company, such fees and expenses to include reimbursement of legal counsel to the Purchasers as provided under the Commitment Letter.

Section 4.6 Representations and Warranties. At the time of the Closing both before and after taking into account the effect of the Merger, the representations and warranties of the Company and the Borrower in this Agreement and the Related Agreements, which are qualified by their terms as to Materiality, shall be correct and all other representations and warranties of the Company and the Borrower in this Agreement and the Related Agreements shall be correct in all material respects.

Section 4.7 Performance; No Default. Each of the Company and the Borrower shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14), the issue of the Warrants and the consummation of the Merger, no Default or Event of Default shall have occurred and be continuing.

Section 4.8 No Material Adverse Effect. Nothing has occurred since April 18, 2005, which could reasonably be expected to have a Material Adverse Effect (solely for this purpose, as such term is defined in the Merger Agreement).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BORROWER.

Each of the Company and the Borrower represents and warrants, jointly and severally, to the Purchasers that, as of the date hereof and at the Closing, both before and after giving effect to the Merger:

Section 5.1 Organization; Power and Authority. Each Credit Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Credit Party has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and/or the other Related Documents to which it is a party, and to perform the provisions hereof and thereof.

Section 5.2 Authorization, Etc. This Agreement and the other Related Documents, and in the case of the Borrower, the borrowing under the Notes, have been duly authorized by all necessary corporate action on the part of each Credit Party signatory thereto, and this Agreement and such other Related Documents each constitutes, and upon execution and delivery thereof, will constitute, a legal, valid and binding obligation of the each such Credit Party, as applicable, enforceable against such Credit Party, respectively, in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. This Agreement, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company and the Borrower in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not materially misleading in light of the circumstances under which they were made. Since December 31, 2004, there has been no change in the financial condition, operations, business or properties of the Company, the Borrower and any of their respective Subsidiaries, taken as a whole, except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company or the Borrower that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Purchasers by or on behalf of the Company or the Borrower specifically for use in connection with the transactions contemplated hereby.

Section 5.4 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of:

(i) 308,236,575 shares of Preferred Stock, with a par value of $0.0001, of which (A) 15,000,000 shares are designated as Series A Preferred Stock, all of which are issued and outstanding, (B) 189,205,047 shares are designated as Series B Preferred Stock, 52,801,406 of which are issued and outstanding, (C) 95,335,876 shares are designated as Series B Prime Preferred Stock, 57,201,526 of which are issued and outstanding, and (D) 8,695,652 shares are designated as Series BB Preferred Stock, none of which are issued and outstanding and all of which are reserved for issuance upon the exercise of all the Warrants issued pursuant to and under this Agreement. All issued and outstanding shares of Preferred Stock have been duly and validly issued and are fully paid and nonassessable.

(ii) 252,716,057 shares of Common Stock, of which 6,839,171 shares have been duly and validly issued and are fully paid and nonassessable.

(iii) The Company has reserved: (A) 189,205,047 shares of its Series B Preferred Stock and 95,335,876 shares of it Series B Prime Preferred Stock for issuance pursuant to the terms of the Preferred Stock Purchase Agreement of the Company dated as of January 27, 2004; (B) 8,695,652 shares of its Series BB Preferred Stock for issuance upon the exercise of the Warrants; (C) 197,900,699 shares of Common Stock upon conversion of its Preferred Stock; (D) 23,517,858 shares of Common Stock for issuance under the Company’s 2003 Equity Incentive Plan, of which 395,000 shares have been issued upon the exercise of options. Options to purchase 14,760,445 shares of Common Stock have been granted under the Company’s 2003 Equity Incentive Plan. Except for the Warrants (as defined herein), as provided for under that certain Second Amended and Restated Investor Rights Agreement dated as of June 24, 2005 by and among the Company, the investors in the Company’s Series A Preferred Stock, Series B Preferred Stock and Series B Prime Preferred Stock, the holders of the Warrants and certain holders of Common Stock and as otherwise set forth above, there are no outstanding rights of first refusal, preemptive rights, phantom stock, stock appreciation rights or other rights, warrants, options, conversion privileges, subscriptions, or other rights or agreements, either directly or indirectly, to purchase or otherwise acquire or issue any equity securities of the Company.

(b) The Company has no direct Subsidiaries other than the Borrower. Schedule 5.4 includes a complete and correct list of the authorized and issued and outstanding capital stock of the Borrower both before and after giving effect to the Merger. All of the outstanding shares of capital stock of the Borrower are validly issued and outstanding and fully paid and nonassessable and all such shares are owned by the Company free and clear of all Liens other than Permitted Liens. There are no outstanding commitments or other obligations of the Borrower to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower.

(c) After giving effect to the Merger, the Borrower has no Subsidiaries other than Orphan Medical Europe Limited, a company formed under the laws of England and

Wales (“Orphan Sub”). Schedule 5.4 includes a complete and correct list of the authorized and issued and outstanding share capital of Orphan Sub. All of the outstanding share capital of Orphan Sub has been validly issued and outstanding and fully paid and nonassessable and all such share capital is owned by the Borrower free and clear of all Liens other than Permitted Liens. There are no outstanding commitments or other obligations of Orphan Sub to issue, and no options, warrants or other rights of any Person to acquire, any share capital or other equity interests of Orphan Sub. Orphan Sub does not have and never had any assets, employees or ongoing business operations.

Section 5.5 Financial Statements. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Credit Party of the Related Documents to which each such Credit Party is a party, including the Notes, in the case of the Borrower, and the Warrants, in the case of the Company, will not violate, contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted by Section 10.3) in respect of any property of such Credit Party under, (a) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Credit Party is bound or by which any Credit Party or any of their respective properties may be bound or affected, (b) any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Credit Party or (c) any statute or other rule or regulation of any Governmental Authority applicable to any Credit Party, in each case, except to the extent as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.7 Governmental Authorizations, Etc. Except as disclosed in Schedule 5.7, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by each Credit Party of the Related Documents to which each such Credit Party is a party, including the Notes, in the case of the Borrower, and the Warrants, in the case of the Company.

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company or the Borrower, threatened against or affecting any Credit Party or the property of any Credit Party in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) No Credit Party is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes. Each Credit Party has filed all tax returns that are required to have been filed by it in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Credit Party has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and the Company and their Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. Except as disclosed in Schedule 5.9, the Federal income tax liabilities of the Borrower, the Company and their respective Subsidiaries have been determined and paid for all fiscal years up to and including the fiscal year ended December 31, 2004.

Section 5.10 Title to Property; Leases. The Credit Parties have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheets referred to in Section 5.5 or purported to have been acquired by the Credit Parties after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases entered into by a Credit Party that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11 Intellectual Property, Licenses, Permits, Etc.

(a) Schedule 5.11 sets forth all of the Credit Parties’ patents and patent applications, in-bound patent licenses, trademarks and trademark applications, in-bound trademark licenses, copyrights and copyright applications and in-bound copyright licenses, including the description thereof, the name of the registered owner, the jurisdiction of such registration and the registration number (collectively, the “IP Rights”).

(b) Except as disclosed in Schedule 5.11, to the Knowledge of the Company:

(i) the Company and its Subsidiaries own or possess the IP Rights, without known conflict with the rights of others;

(ii) no Product of the Company or its Subsidiaries infringes in any Material respect any license, patent, copyright, service mark, trademark, trade name or other intellectual property right owned by any other Person; and

(iii) there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any IP Rights.

Section 5.12 Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not reasonably be expected to be, individually or in the aggregate, Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that remain unsatisfied or that, individually or in the aggregate, would reasonably be expected to be Material.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) Assuming that the representations and warranties of the Purchasers set forth in Section 6.1(e) are true and correct, the execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(l)(A)-(D) of the Code.

Section 5.13 Private Offering by the Company. Assuming that the representations and warranties of the Purchasers set forth in Section 6 are true and correct, the offering, issuance and delivery of the Notes, the Warrants and the shares of capital stock issuable upon the exercise of the Warrants (collectively, the “Securities”) are exempt from the registration requirements of the Securities Act and the rules and regulations thereunder, and, except for the federal and state filings set forth in Schedule 5.7, it is not necessary to make or obtain any filings, registrations, qualifications, notifications or consents or approvals of or with any Governmental Authority in connection therewith.

Section 5.14 Use of Proceeds. The Borrower will apply the proceeds of the sale of the Notes to consummate the Merger and pay for transactions costs incurred in connection therewith. No Credit Party is engaged principally or as one of its activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect. Other than in connection with the Merger, none of the proceeds of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for any other purpose which might cause any of the Notes under this Agreement to be considered a “Purpose credit” within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve Board.

Section 5.15 Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of each Credit Party as of the date of Closing. No Credit Party is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Credit Party and no event or condition exists with respect to any Indebtedness of such Credit Party that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, no Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than Permitted Liens.

Section 5.16 Foreign Assets Control Regulations, Etc. Neither the sale of the Notes by the Borrower hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is or will become a blocked person described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49049 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such person.

Section 5.17 Status under Certain Statutes. No Credit Party is an “investment company” registered or required to be registered subject to regulation under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.

Section 5.18 Environmental Matters. Except as otherwise disclosed in Schedule 5.18:

(a) the Company has no Knowledge of any claim, has received no notice of any claim, and no proceeding has been instituted raising any claim against any Credit Party or any real properties now or formerly owned, leased or operated thereby, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

(b) the Company has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any Credit Party or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

(c) no Credit Party has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

(d) all buildings on all real properties now owned, leased or operated by any Credit Party are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19 Names. Schedule 5.19 sets forth all names, trade names, fictitious names and business names under which each Credit Party currently conducts its business or has at any time during the past five years conducted business.

Section 5.20 Locations; FEIN. Schedule 5.20 sets forth the state of organization of each Credit Party, location of each Credit Party’s chief executive office and principal place of business, the location of all other offices of the Credit Parties, and all Collateral locations other than (a) locations of Inventory which has been delivered to clinical research organizations in connection with such Credit Party’s clinical research or to physicians as a sample, in each case, in the ordinary course of such Credit Party’s business, or (b) locations of Equipment being used by employees and consultants of any Credit Party in the ordinary course of business. Each Credit Party’s federal employer identification number and entity identification number in its respective state of incorporation is set forth on Schedule 5.20.

Section 5.21 Solvency. At the Closing, both before and after giving effect to the Merger and the transactions contemplated by this Agreement and the other Related Documents, and, as of the date of this Agreement, each Credit Party: (a) owns assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay its probable liabilities as they mature; (b) has capital that is not unreasonably small in relation to its businesses as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

Section 5.22 Status of Security Interest. This Agreement creates in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral. When financing statements setting forth the Collateral and naming the Collateral Agent as the secured party and the Borrower and the Company, as the debtor, respectively, have been filed with the Secretary of State of the State of Delaware against each of the Borrower and the Company, the Collateral Agent will have a fully perfected first priority Lien on, and security interest in, the Collateral in which a security interest may be perfected by such filing, subject only to Permitted Liens.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1 Representations to the Borrower and the Company. Each Purchaser represents and warrants to the Borrower and the Company, severally and not jointly, with respect to its purchase of the Notes and Warrants as follows:

(a) Purchaser is purchasing the Note and Warrant for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and, in any case, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Securities. Purchaser has not been formed for the purpose of investing in the Securities.

(b) Purchaser understands that the Note and Warrant that Purchaser is purchasing have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(c) Purchaser further acknowledges and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and the Securities may be imprinted with a legend indicating such restrictions on the transferability thereof.

(d) Purchaser understands that the Securities are presently characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company and the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(e) Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) if such Purchaser is an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(ii) the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption (“PTE”) 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iii) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (x) the identity of such QPAM and (y) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (iii); or

(iv) the Source is a governmental plan; or

(v) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (v); or

(vi) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.1, the terms “employee benefit plan,” “governmental plan,” “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 6.2 Exculpation of the Purchasers. Each Purchaser acknowledges that it is not relying upon any Person (including the Collateral Agent or any other Purchaser), other than the Company and its officers (acting in their respective capacities as representatives of the Company), in deciding to invest and in making its investment in the purchase of the Notes and Warrants. Each Purchaser agrees that none of the Collateral Agent, the other Purchaser or any of their respective controlling Persons, officers, directors, partners, agents or employees shall be liable to such Purchaser for any losses incurred by such Purchaser in connection with its purchase of the Notes and Warrants.

SECTION 7. INFORMATION AS TO THE COMPANY.

Section 7.1 Financial and Business Information. The Borrower and the Company, jointly and severally, agree to deliver to each holder of Notes:

(a) Quarterly Statements. Within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of:

(i) a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated and consolidating statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments. Filing of the Company’s quarterly reports on Form 10-Q under and in satisfaction of the Exchange Act shall, for purposes of this Section 7.1(a) constitute delivery.

(b) Annual Statements. Within 90 days after the end of each fiscal year of the Company, copies of,

(i) a consolidated and consolidating balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated and consolidating statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances. The reports in this clause (b) shall be accompanied by any management letter prepared by the above-referenced accountants. Filing of the Company’s annual reports on Form 10-K under and in satisfaction of the Exchange Act shall, for purposes of this Section 7.1(b), constitute delivery.

(c) Notice of Default or Event of Default. Promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(d) ERISA Matters. Promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan (other than any Multiemployer Plan), any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan (other than any Multiemployer Plan), or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens thereof then existing, could reasonably be expected to have a Material Adverse Effect;

(e) Notices of Certain Adverse Events. Promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice regarding: (i) the occurrence of any event or circumstance which has had or will likely have a Material Adverse Effect, (ii) the occurrence of any event or circumstance which is a matured and un-waived material default under any third party agreement entered into by the Company or any of its Subsidiaries that is Material, (iii) the institution of any action, suit, proceeding, governmental investigation or arbitration which exposes the Company or any of its Subsidiaries to a liability that is Material, and (iv) the receipt of any communications regarding potential or actual material defaults (whether waived or not) on any Indebtedness that is Material; and

(f) Requested Information. With reasonable promptness, such other materials, data and information relating to the business, operations, affairs, financial condition, properties or prospects of the Company or any of its Subsidiaries as from time to time may be reasonably requested by any such holder of Notes in order to enable such holder to monitor the Borrower’s and the Company’s progress in key areas; provided, however, that neither the Borrower nor the Company shall be obligated to provide such information as is comprised of privileged attorney client communications or that is particularly sensitive confidential business material. In furtherance of the foregoing, the Company hereby agrees to furnish the holders of Notes, promptly upon completion of the top line analysis thereof, the results of the Phase III data of the Company’s Product known as JZP3, in reasonable detail.

(g) Operating Plan and Budget. As soon as available, and in any event within 30 days after the end of each fiscal year of the Company, a copy of the Company’s consolidated and consolidating budget for the such fiscal year, such budget to show the Company’s projected consolidated and consolidating revenues, expenses, and balance sheet on a quarterly basis, such budget to be in the form to be provided to the Company’s preferred stockholders.

Section 7.2 Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence of a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3 Inspection. The Company shall, and shall cause each Subsidiary to, permit the representatives of each holder of Notes to visit and inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies (in reasonable quantities) of the books of accounts and other financial records of the Company and each Subsidiary thereof, and, with the consent of the Company if no Default or Event of Default exists (such consent to not be unreasonably withheld), to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by the Company’s employees and independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Purchasers the finances and affairs of the Company and its Subsidiaries so long as consent has been given thereby when required by this Section 7.3), in each case, at such reasonable times and reasonable intervals during normal business hours upon reasonable prior notice.

Section 7.4 Executive Management Access. The Company shall cause the Executive Chairman, the Chief Executive Officer and/or the Chief Financial Officer of the Company to meet with the Purchasers promptly upon the Purchasers’ reasonable request therefor no less frequently than once per quarter.

SECTION 8. PREPAYMENT OF THE NOTES.

Section 8.1 Required Prepayments. In addition to paying the remaining outstanding principal amount and the interest due on the Notes on the maturity date thereof or upon acceleration of the Notes pursuant to Section 12, all as guaranteed by the Company Guaranty, if a Mandatory Prepayment Event occurs, the Borrower and the Company each agree as follows:

(a) Promptly upon the consummation of such Mandatory Prepayment Event, the Borrower shall give the holders of the Notes written notice of such Mandatory Prepayment Event with a description in reasonable detail of such Mandatory Prepayment Event including, the calculation of the Net Proceeds received in connection therewith and, for each holder of a Note, the amount of such holder’s Pro Rata Portion of such Net Proceeds.

(b) The Net Proceeds received by the Company or any of its Subsidiaries in connection with such Mandatory Prepayment Event shall be placed upon receipt thereof directly into a deposit or investment account pledged to the Collateral Agent for the benefit of the holders of the Notes as collateral security for the prompt and full payment of the Notes and shall be applied to the outstanding principal balance of the Notes or released to the Company or its Subsidiaries as follows:

(i) Each holder of a Note shall have the option, exercised by written notice to the Borrower, prior the end of business on the date that is 21 days after receiving notice of the Mandatory Prepayment Event or 21 days after the Phase III data on the Company’s Product known as JZP3 is known by the Purchasers, whichever is later (the “End Release Date”), to require that all or any portion of such holder’s Pro Rata Portion of the Net Proceeds, in such holder’s discretion, be applied as a prepayment in reduction of the outstanding principal balance of the then outstanding Notes then held by such Holder.

(ii) If and to the extent that any holder of a Note declines to require a mandatory prepayment or otherwise waives the provisions of this Section 8.1 in connection with any Mandatory Prepayment Event, in either case in a writing signed by such holder, or, if such holder fails to give notice prior to the End Release Date requiring a full or partial prepayment of such holder’s Note or Notes pursuant to clause (i) above, then an amount equal to such holder’s Pro Rata Portion of the Net Proceeds shall be released from the collateral account and freely available to the Company and its Subsidiaries for all legal purposes permitted by this Agreement.

Section 8.2 Optional Prepayments with Make-Whole Amount. The Borrower may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of the Notes, in a minimum amount not less than $5,000,000 and in increments of at least $1,000,000 in excess of such minimum, in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount, if any, determined for the prepayment date with respect to such principal amount. The Borrower will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 5 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid, and the interest and Make-Whole Amount, if any, to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of Senior Financial Officer specifying the computation of the Make-Whole Amount due in connection with such prepayment, setting forth the details of such computation. In the case of each partial prepayment of the Notes made pursuant to this Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.3 Maturity, Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Borrower shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

SECTION 9. AFFIRMATIVE COVENANTS.

Each of the Borrower and the Company covenants, jointly and severally, that so long as any of the Notes are outstanding:

Section 9.1 Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to, and the Company will, and will cause each Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and to obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Insurance. The Borrower will, and will cause each of its Subsidiaries to, and the Company will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. The Collateral Agent shall be named as “lender’s loss payee” on all insurance policies relating to any Collateral and as “additional insured” under all liability policies (except Directors’ and Officers’ Insurance, automobile insurance, workers’ compensation, fiduciary liability and employment practices), in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to the Collateral Agent.

Section 9.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, and the Company will, and will cause each Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, and the Company will, and will cause each Subsidiary to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien (other than Liens permitted by Section 10.3) on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax or assessment or charge or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5 Corporate Existence, Etc. Subject to Section 10.2, the Borrower will, and will cause each of its Subsidiaries to, and the Company will, and will cause each Subsidiary to, at all times preserve and keep in full force and effect its corporate existence and the corporate existence of each of such Subsidiary and all rights and franchises of the Borrower, the Company and such Subsidiaries; provided, that this Section 9.5 shall neither apply to nor operate to prevent the Borrower or the Company from failing to preserve the corporate existence, right or franchise of any Subsidiary if such failure would not impair the Collateral Agent’s rights in any assets of such Subsidiary pledged as collateral for the payment of the Obligations and, in the good faith judgment of the Company, such failure would not be reasonably expected to have a Material Adverse Effect.

Section 9.6 Minimum Cash Balance. The Borrower will at all times maintain a minimum cash balance equal to 15% of the then outstanding principal amount on the Notes in a deposit or other similar demand investment account that is pledged to the Collateral Agent for the benefit of the Purchasers as collateral security for the prompt and full payment of the Notes and which such account is subject to a control account agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the applicable financial intermediary where such account is held and the Collateral Agent.

Section 9.7 Subsidiary Documentation. In connection with and within five Business Days of the creation, acquisition and/or capitalization by the Company or any Subsidiary of the Company of a new Subsidiary (a “New Subsidiary”) on or after the date hereof, the Borrower will, and will cause each of its Subsidiaries to, and the Company will, and will cause each Subsidiary to, satisfy the following requirements:

(a) In the case of a New Subsidiary which is a Domestic Subsidiary, deliver to the Collateral Agent, the following documentation, instruments and agreements, in each case, evidencing a first priority perfected security interest and in form and substance reasonably satisfactory to the Collateral Agent:

(i) a pledge agreement (substantially in the form of the Pledge Agreement) executed by the Company or the Subsidiary which is the parent of such New Subsidiary together with the related stock certificates, if any, stock powers and similar documentation reasonably required by the Collateral Agent to attach and perfect a security interest in 100% of the capital stock or similar ownership interests of the New Subsidiary as collateral security for the prompt and full payment and performance of the Obligations;

(ii) a Guaranty executed by the New Subsidiary guaranteeing the prompt and full payment of the Obligations;

(iii) a security agreement, mortgage, deed of trust and/or intellectual property security agreement executed by the New Subsidiary as reasonably required by the Collateral Agent in order to properly attach and perfect (as applicable) a security interest in all of the property of the New Subsidiary (other than property constituting ownership interests of a Foreign Subsidiary, which shall be subject to the provisions of Section 9.7(b) below) as collateral security for the prompt and full payment of the Obligations; and

(iv) authorization from the new Subsidiary to file any necessary UCC financing statements and other similar documents or instruments required to perfect any security interests granted pursuant to the clause (iii) above.

(b) In the case of a New Subsidiary which is a Foreign Subsidiary, deliver to the Collateral Agent a pledge agreement or similar instrument or agreement executed by the parent of such New Subsidiary pursuant to which 65% of the outstanding ownership interests of such New Subsidiary is pledged as collateral security for the prompt and full payment of the Obligations.

Section 9.8 Perfection and Maintenance of Security Interests. The Borrower will, and will cause each of its Subsidiaries to, and the Company will, and will cause each Subsidiary to, perform any and all steps reasonably requested by the Collateral Agent to perfect, maintain and protect the Collateral Agent’s security interests in and against the Collateral granted or purported to be granted under this Agreement or any other Related Agreement, including, without limitation, (a) authorizing the Collateral Agent to file financing or continuation statements, or amendments thereof, (b) delivering to the Collateral Agent all certificates, notes and other instruments representing or evidencing Collateral, which certificates, notes and other instruments have been duly endorsed or are accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent, (c) at the reasonable direction of the Collateral Agent, delivering to the Collateral Agent warehouse receipts covering that portion of the Collateral, if any, located in warehouses and for which warehouse receipts are issued, (d) after the occurrence and during the continuance of an Event of Default, and only to the extent permitted by law, transferring Inventory and Equipment to warehouses designated by the Collateral Agent or taking such other steps as are deemed necessary by the Collateral Agent to maintain its control of the Inventory and Equipment, and (e) executing and delivering all further instruments and documents, and taking all further action as the Collateral Agent may reasonably request.

Section 9.9 Collateral Locations. The Borrower will, and will cause each of its Subsidiaries to, and the Company will, and will cause each Subsidiary to, keep the Collateral (other than (a) Inventory delivered, in the ordinary course of any Credit Party’s business, to clinical research organizations used in clinical research or to physicians as a sample and (b) Equipment being used by employees and consultants of any Credit Party in the ordinary course of its business) at the locations specified on Schedule 5.20; provided, however, that the Borrower or the Company may amend Schedule 5.20 so long as such amendment occurs by written notice to the Collateral Agent not less than thirty (30) days prior to the date on which such Collateral is moved. With respect to any new location (which in any event shall be within the continental United States), Borrower and the Company will execute such documents and take such actions as the Collateral Agent deems reasonably requests to perfect and protect the security interests of the Collateral Agent in the Collateral prior to the transfer or removal of any Collateral to such new location.

SECTION 10. NEGATIVE COVENANTS.

Each of the Borrower and the Company, jointly and severally, covenants that so long as any of the Notes are outstanding:

Section 10.1 Limitations on Indebtedness.

(a) The Borrower will not, and will not permit its Subsidiaries to, and the Company will not, and will not permit its Subsidiaries to, create, issue, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Indebtedness, except:

(i) Indebtedness evidenced by the Notes;

(ii) unsecured Indebtedness incurred by the Company or any Domestic Subsidiary of the Company other than the Borrower (or any of the Borrower’s Subsidiaries) so long as no principal of such Indebtedness is scheduled to mature prior to the stated maturity of the Notes;

(iii) (a) secured or unsecured purchase money Indebtedness (including Capital Leases) (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”) incurred by the Company or any Domestic Subsidiary of the Company other than the Borrower (or any of the Borrower’s Subsidiaries) and (b) secured Indebtedness (such Indebtedness being referred to herein as “Permitted Receivables/Inventory Indebtedness”) incurred by the Company or any Domestic Subsidiary of the Company other than the Borrower (or any of the Borrower’s direct Subsidiaries) secured by Accounts and Inventory, if all such Permitted Purchase Money Indebtedness and Permitted Receivables/Inventory Indebtedness does not exceed, in the aggregate at any time outstanding, the greater of (1) $5,000,000 or (2) 8% of Consolidated Net Tangible Assets as determined at such time using the consolidated balance sheet of the Company and its Subsidiaries for the most recently completed fiscal quarter of the Company;

(iv) secured Indebtedness (hereinafter referred to as the “Permitted Other Secured Indebtedness”) created, issued, assumed, guaranteed or otherwise incurred by the Company or any Domestic Subsidiary of the Company other than the Borrower (or any of the Borrower’s Subsidiaries) so long as no principal of such Indebtedness is scheduled to mature prior to the stated maturity of the Notes; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, the ratio of (i) Consolidated Secured Indebtedness at such time to (ii) Consolidated EBITDA as measured for the then trailing six most recently completed fiscal quarters of the Company on an annualized basis or the four most recently completed fiscal quarters of the Company if the date of determination is after the third anniversary of the Closing, shall not be in excess of 3.0 to 1.0;

(v) Indebtedness (hereinafter referred to as the “Permitted Acquisition Indebtedness”) created, issued, assumed, guaranteed or otherwise incurred by the Company or any Subsidiary of the Company other than the Borrower (or any of the Borrower’s Subsidiaries) used to finance (or assumed in connection with) the acquisition of a pharmaceutical or biotechnology product (including by way of the acquisition of stock or other similar ownership interests of the Person owning the target product); provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, the aggregate outstanding principal amount of such Indebtedness permitted by this clause (v) shall not exceed three times the lower of:

(1) the annualized EBITDA of the Person or product being acquired as measured for the then most recent 12 months ended; or

(2) the lowest projected annualized EBITDA for the Person or product being acquired, as the case may be, for any of the three years following the acquisition as determined by the Company in good faith on a pro forma basis and presented to the Company’s board of directors in connection with the approval of such acquisition; and

(vi) Indebtedness represented by currency swaps or letters of credit entered into or issued, as the case may be, in the ordinary course of business of a Credit Party.

(b) The renewal, extension, increase or refunding of any Indebtedness originally permitted to be issued, incurred or outstanding pursuant to Section 10.1(a) shall constitute the issuance of additional Indebtedness which is, in turn, subject to the limitations of the applicable provisions of this Section 10.1.

(c) Any Person that becomes a Subsidiary after the date hereof shall for all purposes of this Section 10.1 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness of such Person existing immediately after it becomes a Subsidiary which Indebtedness, in turn, shall be subject to the limitations of this Section 10.1 including, for the avoidance of doubt, any exceptions set forth herein.

(d) Each Credit Party, the Collateral Agent and each Purchaser acknowledges and agrees that, notwithstanding the incurrence or assumption of any of the Indebtedness permitted to be incurred or assumed pursuant to Section 10.1(a), the Liens granted to the Collateral Agent for the benefit of the holders of Notes as collateral security for the payment of the Obligations (including, without limitation, the Liens on the Collateral provided for in Section 3 hereof) shall remain in place as valid and enforceable Liens; provided, however, that the Purchasers and the Collateral Agent hereby agree that, in the case of the incurrence or assumption of any Permitted Purchase Money Indebtedness, any Permitted Receivables/Inventory Indebtedness or any Permitted Acquisition Indebtedness, if requested by the Company, the Collateral Agent shall agree, in a writing that is in form and substance reasonably acceptable thereto, with the applicable creditor or creditors holding such Permitted Purchase Money Indebtedness, such Permitted Receivables/Inventory Indebtedness or such Permitted Acquisition Indebtedness, as the case may be, to subordinate any Liens which the Collateral Agent has or holds on the assets being acquired or financed in favor of the Liens expressly permitted to be incurred under Sections 10.3 (a)(i), 10.3(a)(ii) and 10.3(c), respectively, in connection with such acquisition.

Section 10.2 Mergers, Consolidations and Dispositions. The Borrower will not, and will not permit its Subsidiaries to, and the Company will not, and will not permit its Subsidiaries to, be a party to any merger or consolidation in which more than 50% of the voting power of the Company or such Subsidiary is disposed of, or sell, transfer, lease or otherwise dispose of any part of its property, including a disposition of property as part of a sale and leaseback transaction; provided, however, that this Section shall neither apply to nor operate to prevent the Company from being a party to any merger or consolidation so long as such merger or consolidation is not deemed to be a Change in Control, and shall not apply to or prevent the Borrower, the Company or any of its Subsidiaries from:

(a) selling Inventory in the ordinary course of its business;

(b) selling, transferring or otherwise disposing of worn-out, obsolete or surplus property or property no longer useful or necessary to the operation of the business of the Company or its Subsidiaries;

(c) transferring or licensing rights to property of the Company or any of its Subsidiaries as part of a co-marketing, co-promotion, out-bound licensing or similar partnering arrangement (which may include product specific financing by such co-marketer, co-promoter, licensor or partner so long as the Indebtedness represented thereby is otherwise permitted by Section 10.1) of any Product of the Company or any of its Subsidiaries (but, for the avoidance of doubt, not Products of the Borrower or any direct Subsidiary of the Borrower except in connection with the existing agreement the Borrower has with UCB Pharma concerning the sale of Xyrem® in Europe) so long as, at the time of such sale, transfer or disposition and after giving effect thereto, no Default or Event of Default shall exist (a “Permitted Product Transfer”);

(d) selling, transferring or otherwise disposing of any Product of the Borrower other than Xyrem® so long as, at the time of such sale, transfer or disposition and after giving effect thereto, no Default or Event of Default shall exist (a “Permitted Product Disposition”);

(e) selling, transferring or otherwise disposing of any property from the Company or any Subsidiary of the Company (other than the Borrower) to the Company or any Wholly-owned Subsidiary of the Company (other than the Borrower) that is a Domestic Subsidiary;

(f) selling, transferring or otherwise disposing of any property from the Company or any Subsidiary of the Company (other than the Borrower or a Subsidiary of the Borrower) to a Foreign Subsidiary of the Company as part of a Permitted Foreign Subsidiary Transfer; or

(g) engaging in a transaction whereby any Subsidiary of the Company (other than the Borrower or a direct Subsidiary of the Borrower) merges or consolidates with or into the Company or any Subsidiary that is a Domestic Subsidiary; provided that in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation.

Section 10.3 Limitation on Liens. The Borrower will not, and will not permit its Subsidiaries to, and the Company will not, and will not permit its Subsidiaries to, create or incur, or suffer to be incurred or to exist, any Lien (except Permitted Liens) on its or their property, whether now owned or hereafter acquired, or upon any income or profits therefrom; provided, however, that the foregoing shall neither restrict nor operate to prevent:

(a) Liens on property of the Company or any Subsidiary of the Company other than the Borrower (or any of the Borrower’s direct Subsidiaries) created solely for the purpose of securing (i) Permitted Purchase Money Indebtedness so long as (x) such Liens shall not extend to or cover property of the Company or such Subsidiary other than the property so acquired in respect of such Permitted Purchase Money Indebtedness, and (y) the principal amount of the Indebtedness secured by any such Liens shall at no time exceed the original purchase price of such fixed assets and (ii) Permitted Receivables/Inventory Indebtedness;

(b) Liens on property of the Company or any Subsidiary of the Company other than the Borrower (or any of the Borrower’s direct Subsidiaries) created solely for the purpose of securing Permitted Other Secured Indebtedness so long as such Liens do not have priority over the Liens granted in favor of the Collateral Agent for the benefit of the Purchasers under this Agreement or any other Related Documents;

(c) Liens on property of the Company or any Subsidiary of the Company other than the Borrower (or any of the Borrower’s direct Subsidiaries) created solely for the purpose of securing (or assumed in connection with) Permitted Acquisition Indebtedness, so long as such Liens shall not extend to or cover property of the Company or such Subsidiary other than the property being acquired in connection with such Permitted Acquisition Indebtedness; or

(d) Liens on property of the Company or any Subsidiary of the Company created solely for the purpose of consummating a Permitted Product Transfer permitted by Section 10.2(b), so long as such Liens shall not extend to or cover property of the Company or such Subsidiary other than the property which is the subject of such Permitted Product Transfer.

Section 10.4 Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, and the Company will not, and will not permit its Subsidiaries to, except as hereinafter provided: declare or pay any dividends (other than dividends payable solely in capital stock), either in cash or property, on any shares of its capital stock of any class; directly or indirectly, or through any Subsidiary or through any Affiliate of the Company, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in connection with the repurchase of common stock by the Company from current or former employees, directors or consultants of the Company upon the termination of their status as such); voluntarily prepay any unsecured Indebtedness permitted pursuant to Section 10.1(a)(ii) or Permitted Other Secured Indebtedness; or make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; provided, however, that the foregoing shall neither apply to nor operate to prevent any Subsidiary of the Borrower or the Company from making a dividend or similar distribution to the Borrower, the Company or any Domestic Subsidiary thereof.

Section 10.5 Subsidiaries, Acquisitions and Investments. The Borrower will not, and will not permit its Subsidiaries to, and the Company will not, and will not permit its Subsidiaries to, create or capitalize any Subsidiary after the date hereof, enter into any transaction or series of related transactions in which it acquires all or any significant portion of the assets or capital stock (or other similar equity interests) of another Person other than in connection with the Merger or make any other Investments other than Permitted Investments; provided, however, that this Section shall neither apply to nor operate to prevent the Company or any of its Subsidiaries from:

(a) creating and capitalizing a Subsidiary that is a Domestic Subsidiary, acquiring all or a significant portion of the assets of any Person or acquiring all or a significant portion of the capital stock (or other similar equity interests) of another Person if (i) the Company and its Subsidiaries comply with the requirements set forth in Section 9.7(a) in respect of any New Subsidiary created, (ii) any such assets or stock directly acquired is subject to the continuing security interests set forth in Section 3 subject to any Liens permitted by Section 10.3, and (iii) no Default or Event of Default otherwise exists as of the time of the creation or capitalization of any such New Subsidiary; or

(b) creating and capitalizing a Subsidiary that is a Foreign Subsidiary if the Company and its Subsidiaries comply with the requirements set forth in Section 9.7(b) in respect of any New Subsidiary created and no Default or Event of Default otherwise exists as of the time of the creation or capitalization of such New Subsidiary.

For purposes of this Section 10.5, at any time when a Person becomes a Subsidiary, all Investments of such Person at such time shall be deemed to have been made by such Person, as a Subsidiary, at such time, which Investments, in turn, shall be subject to the limitations of this Section 10.5, including, for the avoidance of doubt, any exceptions set forth herein.

Section 10.6 Transactions with Affiliates. The Borrower will not, and will not permit its Subsidiaries to, and the Company will not, and will not permit its Subsidiaries to, enter into or be a party to any Material transaction or arrangement with any Affiliate other than the Company or any Domestic Subsidiary of the Company (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except upon fair and reasonable terms not materially less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 10.7 Corporate Documents. Neither the Company nor the Borrower shall amend, supplement or otherwise modify its respective certificate of incorporation, bylaws or constituent agreements as in effect on the date hereof and after giving effect to the Merger in any manner that is materially adverse to the interests of the holders of the Notes or the Warrants.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Borrower defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Borrower defaults in the payment of any interest or Make-Whole Amount, if any, on any Note for more than one Business Day after the same becomes due and payable; or

(c) any Credit Party defaults in the performance of or compliance with any term contained in Sections 2, 7.1(a), (b) and (c), 7.2 or 10; or

(d) any Credit Party defaults in the performance of or compliance with any term contained this Agreement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or any other Related Document and such default is not remedied within 15 days after the earlier of (i) the Company giving timely written notice of such default to the holders of Notes pursuant to Section 7.1(e) or (ii) if the Company fails to give such timely notice, upon a Responsible Officer obtaining actual knowledge of such default; or

(e) any representation or warranty made in writing by or on behalf of any Credit Party or by any officer of a Credit Party in this Agreement, any other Related Documents or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect on the date as of which made or, in the case of any representation or warranty which is not by its terms already qualified by materiality, proves to have been materially false on the date as of which made; or

(f) (i) the Company or any of its Subsidiaries is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $2,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $2,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (1) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $2,000,000, or (2) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g) the Company or any Domestic Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Domestic Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Domestic Subsidiaries, or any such petition shall be filed against the Company or any of its Domestic Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) a Change in Control shall have occurred; or

(k) except as permitted under any Related Document, (i) any material provisions of this Agreement or any other Related Document shall for any reason cease to be valid, binding and enforceable against the Company or any of its Subsidiaries subject to such agreements for any reason or the Company or any of its Subsidiaries shall so assert, or (ii) due to any action or inaction of the Company or its Subsidiaries any Lien created by this Agreement or other Related Document on any asset or property having a value, individually or in the aggregate, greater than $100,000 shall at any time fail to constitute a valid and perfected first priority Lien subject to no prior or equal Lien on any portion of the Collateral purported to be the subject of such Lien; or

(l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA

Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 400l(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $500,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1 Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any Event of Default other than those set forth in Section 12.1(a) has occurred and is continuing, the Minimum Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) At any time that the Notes become due and payable under this Section 12.1, whether automatically or by declaration, each Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) in the event that the Notes have become due by reason of an Event of Default described in Sections 11(a), (b), (g), (h) or (j), the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Each of the Company and the Borrower acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default described in Sections 11(a), (b), (g), (h) or (j), is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Certain Remedies as to Collateral. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any rights or remedies available to the holders of Notes at law or in equity, the Collateral Agent may (and shall, if so directed by the Minimum Holders) exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to the Collateral Agent; (b) require the Borrower and the Company to, and the Borrower and the Company hereby agree that they will, at their expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties; (c) without notice or demand or legal process, enter upon any premises of the Borrower and the Company and take possession of the Collateral; and (d) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Borrower and the Company agree that, to the extent notice of sale shall be required by law, at least ten (10) days notice to the Borrower and the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, the Collateral Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of the Collateral Agent and/or disclaim all warranties. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Borrower and the Company shall remain liable for any deficiency. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed thereof, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, the Borrower and the Company hereby specifically waive all rights of redemption, stay or appraisal which they have or may have under any law now existing or hereafter enacted. The Collateral Agent shall not be required to proceed against any Collateral but may proceed against the Borrower and the Company directly.

Section 12.4 Appointment of Attorney-in-Fact. Effective upon the occurrence and during the continuation of an Event of Default, the Borrower and the Company hereby constitute and appoint the Collateral Agent as their attorney-in-fact with full authority in the place and stead of the Borrower and the Company and in their name, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of the Collateral Agent as the Borrower’s and the Company’s attorney and the Collateral Agent’s rights and powers are coupled with an interest and are irrevocable until no Event of Default shall exist or payment in full and complete performance of all of the Obligations.

Section 12.5 Limitation on Duty of the Collateral Agent with Respect to Collateral. Beyond the safe custody thereof, the Collateral Agent shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. The Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

Section 12.6 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, (a) the Borrower and the Company irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by the Collateral Agent from or on behalf of the Borrower and the Company, and the Borrower and the Company hereby irrevocably agree that the Collateral Agent shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as the Collateral Agent may deem advisable notwithstanding any previous entry by the Collateral Agent upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by the Collateral Agent or the Purchasers with respect to this Agreement, the other Related Documents or the Collateral; second, to accrued and unpaid interest and any Make-Whole Amount due on the Notes; and third, to the principal amounts of the Obligations outstanding.

Section 12.7 License of Intellectual Property. To the extent permitted under any relevant agreement entered into by the Company or the Borrower relating to its Intellectual Property, the Borrower and the Company hereby grant to the Collateral Agent for the benefit of the holders of Notes, effective only upon the occurrence and during the continuance of any Event of Default hereunder, the non-exclusive limited right and license to use all Intellectual Property owned or licensed from a third-party by the Borrower or the Company together with any goodwill associated therewith (to the extent owned by the Borrower or the Company), solely to the extent necessary to enable the Collateral Agent to realize on the Collateral and any successor or assign of the Collateral Agent to enjoy the benefits of the Collateral. This limited right and license shall inure to the benefit of all successors, assigns and transferees of the Collateral Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to the Borrower and the Company by the Collateral Agent.

Section 12.8 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of the Collateral Agent or any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon the Collateral Agent or any holder of a Note shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Borrower and the Company under Section 15, the Company will pay to the Collateral Agent and to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; TRANSFER; SUBSTITUTION OF NOTES.

Section 13.1 Registration of Notes. The Borrower shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Borrower shall not be affected by any notice or knowledge to the contrary.

Section 13.2 Transfer of Notes. Each Purchaser and any transferee (as permitted hereby) of a Purchaser may transfer, assign or otherwise negotiate any Note (or any portion thereof) held thereby to (a) any Affiliate of such Purchaser (or permitted transferee) or (b) if such transfer is acceptable to the Borrower and the Required Holders in their respective discretion, any other Person (each a “Permitted Transfer”). In order to effect a Permitted Transfer, the selling Purchaser (or any selling permitted transferee) shall surrender the applicable Note at the principal executive office of the Borrower, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof, where upon the Borrower shall execute and deliver, at the Borrower’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $5,000,000 (or, in the case of any transfer to an existing holder of a Note or an Affiliate thereof, $1,000,000); provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $5,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.6.

Section 13.3 Replacement of Notes. Upon receipt by the Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Borrower at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 13.4 Securitization. The Borrower hereby acknowledges that the holders of Notes and their permitted transferees may sell or securitize the Obligations (a “Securitization”) owing thereto through the pledge of the Obligations as collateral security for loans to such holders or their permitted transferees or through the sale of the right to payment on the Obligations or the issuance of direct or indirect undivided interests in the Obligations. The Borrower shall cooperate with the holders of Notes to effect any proposed Securitization including, without limitation, by providing such information as may be reasonably requested by the holders in connection with the rating of the Obligations by a nationally recognized ratings agency in connection with the Securitization.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1 Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made to the account or accounts designated in writing by each holder of a Note.

Section 14.2 Home Office Payment. So long as a Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Borrower will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below the Purchaser’s name on Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Borrower in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Borrower made concurrently with or reasonably promptly after payment or prepayment in full of any Note, any holder of the Note shall surrender such Note for cancellation, reasonably promptly after any such request, to the Borrower at its principal executive office or at the place of payment most recently designated by the Borrower pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Borrower in exchange for a new Note or Notes pursuant to Section 13.2. The Borrower will afford the benefits of this Section 14.2 to any Purchaser that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1 Fees; Transaction Expenses. The Borrower and the Company will pay (a) all fees due upon Closing under the Commitment Letter; (b) all reasonable costs and expenses (including reasonable attorneys’ fees of Pillsbury Winthrop Shaw Pittman LLP, special counsel to certain of the Purchasers) incurred by the Purchasers or holder of a Note in connection with the transactions contemplated hereby (subject to a maximum of $300,000 in the aggregate with respect to such transactions), (c) all reasonable costs and expenses (including reasonable attorneys’ fees of a single law firm) incurred by the Collateral Agent or any holder of a Note in connection with any amendments, waivers or consents under or in respect of this Agreement, any other Related Document including the Notes (whether or not such amendment, waiver or consent becomes effective), (d) the reasonable costs and expenses incurred by the Collateral Agent or any holder of a Note in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note (including reasonable attorneys’ fees for all such holders), and (e) the reasonable costs and expenses incurred by the Collateral Agent or any holder of a Note, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary. The Borrower will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by a Purchaser).

Section 15.2 Survival. The obligations of the Company and the Borrower under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the other Related Documents, the purchase or transfer by a holder of any Note or Warrant of such Note or Warrant or portion thereof or interest therein and the payment of any Note or the exercise of any Warrant, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower or the Company pursuant to this Agreement shall be deemed representations and warranties of the Borrower or the Company under this Agreement. Subject to the preceding sentence, this Agreement and the other Related Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Borrower and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (a) change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (b) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (c) amend any of Sections 8.1, 11(a), 12.1(a) and (b), 17.1 or 20 or the definitions of Required Holders or Minimum Holders set forth on Schedule B.

Section 17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Borrower will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Borrower and the Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. Neither the Borrower nor the Company will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Borrower without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Borrower and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4 Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Subsidiaries shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as any holder of a Note or it shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Borrower or the Company, to the Company at 3180 Porter Drive, Palo Alto, CA 94304, to the attention of Matthew K. Fust, Chief Financial Officer, with a copy to General Counsel, fax: (650) 496-3781, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes and Warrants themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchasers, may be reproduced by the Purchasers by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any holder of a Note may destroy any original document so reproduced. Each of the Company and the Borrower agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by a holder of any Note in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company and the Borrower or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to a Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser without restriction prior to the time of such disclosure as evidenced by its written records, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on its behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to a holder of a Note under Section 7.1 that are otherwise publicly available, except in the case of clause (a), (b), or (c), to the extent such information came from a source known to such Purchaser to be bound by an obligation of confidentiality to the Company as any of its Subsidiaries. Each Purchaser agrees to maintain the confidentiality of such Confidential Information for a period of at least 7 years in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered thereto, which procedures shall be at least as stringent as those used by such Purchaser with respect to its own important confidential information; provided that a Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes) who are bound to the terms of this Section 20 or are otherwise bound by a duty of confidentiality at least as restrictive as the terms of this Section 20, (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Person who is permitted to purchase a Note or Warrant from such Purchaser pursuant to the terms hereof or of the Notes or Warrants, as the case may be (but only if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which a Purchaser offers to purchase any Note or Warrant of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to a Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under any Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. THE COLLATERAL AGENT.

Section 21.1 Appointment; Nature of Relationship. LB I Group Inc. is appointed by the Purchasers as the Collateral Agent hereunder and under each of the other Related Documents, and each of the Purchasers irrevocably authorizes the Collateral Agent (for so long as the Collateral Agent remains in such capacity under this Agreement) to act as the contractual representative of such Purchaser with only the rights and duties expressly set forth herein and in the other Related Documents. The Collateral Agent agrees to act as such contractual representative upon the express conditions contained in this Section 21. Notwithstanding the use of the defined term “Collateral Agent” it is expressly understood and agreed that the Collateral Agent shall not have any fiduciary responsibilities to any Purchaser by reason of this Agreement and that the Collateral Agent is merely acting as the representative of the Purchasers with only those duties as are expressly set forth in this Agreement and the other Related Documents. In its capacity as the Purchasers’ contractual representative, the Collateral Agent (i) does not assume any fiduciary duties to any of the Purchasers, (ii) is a “representative” of the Purchasers within the meaning of Section 9-511 of the UCC and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Related Documents. Each of the Purchasers agrees to assert no claim against the Collateral Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Purchaser waives.

Section 21.2 Powers. The Collateral Agent shall have and may exercise such powers under the Related Documents as are specifically delegated to the Collateral Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Collateral Agent shall have no implied duties or fiduciary duties to the Purchasers, or any obligation to the Purchasers to take any action hereunder or under any of the other Related Documents except any action specifically provided by the Related Documents required to be taken by the Collateral Agent.

Section 21.3 General Immunity. Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be liable to the Company, the Borrower, any Subsidiary or Affiliate of the Company or the Borrower, or any Purchaser for any action taken or omitted to be taken by it or them hereunder or under any other Related Documents or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from (i) the gross negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Related Documents.

Section 21.4 No Responsibility for Loans, Creditworthiness, Collateral, Recitals, Etc. Neither the Collateral Agent nor any of its directors, officers, Collateral Agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Related Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Related Document; (iii) the satisfaction of any condition specified in Section 4, except receipt of items required to be delivered solely to the Collateral Agent; (iv) the existence or possible existence of any Default or Event of Default or (v) the validity, effectiveness or genuineness of any Related Document or any other instrument or writing furnished in connection therewith. The Collateral Agent shall not be responsible to any

Purchaser for any recitals, statements, representations or warranties herein or in any of the other Related Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Related Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Company or any of its Subsidiaries.

Section 21.5 Action on Instructions of Purchasers. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Related Document in accordance with written instructions signed by the Required Purchasers (or any other percentage of Purchasers specified to be the applicable percentage in this Agreement or any other Related Document to act on specified matters), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Purchasers and on all holders of Notes. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Related Document unless it shall first be indemnified to its satisfaction by the Purchasers pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 21.6 Employment of Collateral Agents and Counsel. The Collateral Agent may execute any of its duties as the Collateral Agent hereunder and under any other Related Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Purchasers, except as to money or securities received by it or its authorized agents. The Collateral Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Collateral Agent and the Purchasers and all matters pertaining to the Collateral Agent’s duties hereunder and under any other Related Document.

Section 21.7 Reliance on Documents; Counsel. The Collateral Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Collateral Agent, which counsel may be employees of the Collateral Agent.

Section 21.8 The Collateral Agent’s Reimbursement and Indemnification. The Purchasers agree to reimburse and indemnify the Collateral Agent ratably in proportion to the principal amount of their respective Notes outstanding from time to time (i) for any amounts not reimbursed by the Borrower or the Company for which the Collateral Agent is entitled to reimbursement under the Related Documents, (ii) for any other expenses incurred by the Collateral Agent on behalf of the Purchasers, in connection with the preparation, execution, delivery, administration and enforcement of the Related Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of the Related Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Purchaser shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Collateral Agent.

Section 21.9 Rights as a Purchaser. With respect to its Notes, the Collateral Agent shall have the same rights and powers hereunder and under any other Related Document as any Purchaser and may exercise the same as though it were not the Collateral Agent, and the term “Purchaser” or “Purchasers” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity.

Section 21.10 Successor Collateral Agent. The Collateral Agent may resign at any time by written notice to the Purchasers and the Credit Parties, and the Collateral Agent may be removed at any time with or without cause by written notice received by the Collateral Agent from the Required Purchasers. Upon any such resignation or removal, the Required Purchasers shall have the right to appoint, on behalf of the Credit Parties and the Purchasers, a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty days after the retiring Collateral Agent’s giving notice of resignation, then the retiring Collateral Agent may appoint, on behalf of the Credit Parties and the Purchasers, a successor Collateral Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Collateral Agent shall be subject to approval by the Credit Parties, which approval shall not be unreasonably withheld. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Related Documents. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 21 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent hereunder and under the other Related Documents.

Section 21.11 Collateral Documents.

(a) Each Purchaser authorizes the Collateral Agent to enter into the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Purchaser agrees that no holder of the Notes (other than the Collateral Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the holders of the Notes upon the terms of the Collateral Documents.

(b) In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Collateral Agent is hereby authorized to execute and deliver on behalf of the holders of the Notes any Related Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the holders of the Notes.

(c) The Purchasers hereby authorize the Collateral Agent, at its option and in its discretion, to (y) release any Lien granted to or held by the Collateral Agent upon any Collateral and/or (z) release any guarantor from its obligations under any Guaranty (i) upon the satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Related Documents or the transactions contemplated hereby or thereby; (ii) in connection with any transaction permitted by, but only in accordance with, the terms of the applicable Related Document; or (iii) in connection with any transaction approved, authorized or ratified in writing by the Required Purchasers, unless such release is required to be approved by all of the Purchasers hereunder. Upon request by the Collateral Agent at any time, the Purchasers will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 21.11.

(d) Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Related Document, or consented to in writing by the Required Purchasers, the Collateral Agent shall (and is hereby irrevocably authorized by the Purchasers to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the holders of the Notes herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any of its Subsidiaries in respect of) all interests retained by the Company or any of its Subsidiaries, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

SECTION 22. MISCELLANEOUS.

Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not. Neither the Borrower nor the Company shall be entitled to assign its rights hereunder without the written consent of each Purchaser and the Collateral Agent.

Section 22.2 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 22.3 Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Section 22.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, including Section 5-1401 of the General Obligations Law of said State.

Section 22.8 Waiver of Jury Trial. Each of the Borrower and the Company irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any other Related Document or the transactions contemplated thereby.

Section 22.9 Indemnity. The Borrower and the Company further agree, jointly and severally, to defend, protect, indemnify, and hold harmless the Collateral Agent and each and all of the holders of Notes, each of their respective Affiliates and their respective officers, directors, employees, attorneys and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of this Agreement, any other Related Documents or the Merger Agreement (collectively, the “Indemnified Matters”); provided, however, that neither the Borrower nor the Company shall have any obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from (a) a dispute among the Purchasers or a dispute between any Purchaser and the Collateral Agent, or (b) the willful misconduct or gross negligence of such Indemnitee. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower and the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Section 22.9 shall survive the full payment of the Obligations and the termination of this Agreement or any other Related Document.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company and the Borrower.

Very truly yours,

TWIST MERGER SUB, INC.

By:	/s/ Matthew K. Fust
Matthew K. Fust, Vice President and
Chief Financial Officer

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Samuel R. Saks
Samuel R. Saks, Chief Executive Officer

LBI I GROUP INC.

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Title:	Vice President

KKR TRS HOLDINGS, INC.

By:	/s/ Barbara J.S. McKee
Name:	Barbara J.S. McKee
Title:	Authorized Signatory

DEEP COVE MEZZANINE, LLC

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Manager

CARDINAL FUND I, L.P.

By:	Cardinal Management I, L.P., General Partner

By:	Cardinal MGP, L.L.C., General Partner

By:	/s/ Ray Pinson
Name:	Ray Pinson
Title:	Vice President

FW JAZZ PHARMA INVESTORS, L.P.

By:	Group VI, 31, L.L.C., General Partner

By:	/s/ Ray Pinson
Name:	Ray Pinson
Title:	Vice President

OAK HILL CREDIT ALPHA FUND, LP

By:	Oak Hill Credit Alpha GenPar, L.P., Its General Partner

By:	Oak Hill Credit Alpha MGP, LLC, Its General Partner

By:	/s/ Glenn R. August
Name:	Glenn R. August
Title:	Managing Member

LERNER ENTERPRISES, L.P.

By:	Oak Hill Advisors, L.P. as advisor and attorney-in-fact to Lerner Enterprises, L.P. (OHP account)

By:	/s/ Glenn R. August
Name:	Glenn R. August
Title:	President

GENERAL ELECTRIC PENSION TRUST

By:	GE Asset Management Incorporated
Its Investment Manager

By:	/s/ Michael M. Pastore
Name:	Michael M. Pastore
Title:	Vice President

SCHEDULE A

(to Senior Secured Note and Warrant Purchase Agreement)

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	NUMBER OF SHARES OF BB PREFERRED WARRANT SHARES
LB I Group Inc. c/o Lehman Brothers 399 Park Avenue, 9th Floor New York, NY 10022 Attn: Jeffrey A. Ferrell	$30,000,000	3,260,870

KKR TRS Holdings, Inc. c/o KKR Financial Corp. 4 Embarcadero Center, Suite 2050 San Francisco, CA 94111 Attn: Barbara J.S. McKee	$25,000,000	2,717,391

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	NUMBER OF SHARES OF BB PREFERRED WARRANT SHARES
Deep Cove Mezzanine, LLC 560 Oakwood Avenue, Suite 203 Lake Forest, IL 60045 Attn: Mark Flower	$ 5,000,000	543,478

Cardinal Fund I, L.P. 201 Main Street, Suite 2415 Fort Worth, TX 76102 Attn: Ray Pinson	$ 800,000	86,957

FW Jazz Pharma Investors, L.P. 201 Main Street, Suite 3100 Fort Worth, TX 76102 Attn: John H. Fant	$ 400,000	43,478

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	NUMBER OF SHARES OF BB PREFERRED WARRANT SHARES
Oak Hill Credit Alpha Fund, LP c/o Oak Hill Advisors, LP 65 East 55th Street - 32nd Floor New York, NY 10022 Attn: Jennifer Cohen/Shilpa Wani	$ 7,000,000	760,870

Lerner Enterprises, L.P. c/o Oak Hill Advisors 65 East 55th Street New York, NY 10022 Attn: Jennifer Cohen/Shilpa Wani	$ 3,800,000	413,043

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	NUMBER OF SHARES OF BB PREFERRED WARRANT SHARES
General Electric Pension Trust c/o GE Asset Management Incorporated 3001 Summer Street P.O. Box 7900 Stamford, CT 06904-7900 Attn: Daniel L. Furman	$ 8,000,000	869,565

SCHEDULE B

(to Senior Secured Note and Warrant Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accounts” means, with respect to any Person, all of such Person’s now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables, including, without limitation, all accounts created by, or arising from, all of such Person’s sales, leases, rentals of goods or renditions of services to its customers (whether or not they have been earned by performance), including but not limited to, those accounts arising under any of such Person’s trade names, logos or styles, or through any of such Person’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper), contracts and contract rights (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to any of the foregoing; (f) guaranties, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to such Person; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Asset Disposition” means any transaction, or series of related transactions, pursuant to which the Company or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property (whether now owned or hereafter acquired) yielding proceeds to any Credit Party in excess of $500,000 for any such transaction or series of related transactions to any other Person (other than the Company or any Domestic Subsidiary), in each case, whether or not the consideration therefor consists of cash, securities or other assets, excluding any sales of Inventory in the ordinary course of business on ordinary business terms; provided, however, that, notwithstanding the foregoing, any sale, assignment, transfer or other disposal of any property by the Company or any Subsidiary of the Company permitted by Section 10.2 (a), (b) or (c) shall not be deemed to be an Asset Disposition.

“Bankruptcy Code” is defined in Section 2.4.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capitalized Rentals” of any Person means as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

“Closing” is defined in Section 1.3.

“Change in Control” means (i) a sale of all or substantially all of the assets of the Company to a Person that is neither a Person who holds any shares of Series B/P Preferred Stock of the Company as of the date the first share of Series B/P Preferred Stock was issued (an “Initial B/P Holder”) nor an Affiliate of an Initial B/P Holder, or to two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of or voting securities of the Company (a “Group”) that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder, or a sale of all or substantially all of the assets of the Company to a Person in which the stockholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; (ii) a transaction or series of related transactions by the Company (other than transaction(s) determined by the Board of Directors to be primarily for cash financing purposes) or by any stockholder or stockholders of the Company resulting in more than 50% of the voting power of the Company being held by a Person that is neither an Initial B/P Holder nor an Affiliate of an Initial B/P Holder, or by a Group that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder; (iii) a merger or consolidation of the Company with or into a Person that is neither an Initial B/P Holder nor an Affiliate of an Initial B/P Holder, or with or into a Group that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder, if and only if, after such merger or consolidation, directors of the Company immediately prior to such merger or consolidation do not constitute a majority of the directors of the surviving entity or its parent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” is defined in Section 3.1.

“Collateral Agent” means LB I Group Inc. in its capacity as contractual representative for itself and the Purchasers pursuant to Section 21 hereof and any successor Collateral Agent appointed pursuant Section 21.

2

“Collateral Documents” means the Pledge Agreement and all other mortgages, deeds of trust, security agreements, assignments, control account agreements, financing statements and other documents or instruments as shall from time to time secure the Obligations.

“Commitment Letter” is defined in Section 4.5.

“Company Guaranty” is defined in Section 2.3.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, with reference to any period, the EBITDA of the Company and its Subsidiaries determined on a consolidated basis for such period.

“Consolidated Net Tangible Assets” means as of the date of any determination thereof the total amount of all Tangible Assets of the Company and its Subsidiaries determined on a consolidated basis (and without duplication) in accordance with GAAP.

“Consolidated Secured Indebtedness” means as of the date of any determination thereof all secured Indebtedness of the Company and its Subsidiaries determined on a consolidated basis (and without duplication but after eliminating intercompany items) in accordance with GAAP.

“Credit Party” means the Borrower, the Company and any Domestic Subsidiary.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Documents of Title” shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not.

“Domestic Subsidiary” means a Subsidiary of the Company formed under the laws of any state of the United States or the District of Columbia.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equipment” means all equipment (as defined in the UCC), including, without limitation (whether or not included in the UCC definition of “equipment”), all furniture, furnishings, fixtures and machinery, and all parts thereof and all additions and accessions thereto and replacements therefor and all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“EBITDA” for any Person during any period means Net Income of such Person for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest

3

Expense for such period, plus (b) Federal, state and local income taxes for such period, plus (c) all amounts charged for depreciation of fixed assets and amortization of intangible assets during such period, plus (d) all non-cash, non-recurring or extraordinary charges, expenses or losses for such period, minus (e) non-cash gains, non-recurring gains, and extraordinary gains, all determined in accordance with GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means a Subsidiary of the Company that is not a Domestic Subsidiary.

“Fraudulent Conveyance” is defined in Section 2.3.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“General Intangibles” means, as to any Person, all “general intangibles” as defined in the UCC, now owned or hereafter acquired, including, without limitation (whether or not included in the UCC definition of “general intangibles”), all of such Person’s then owned or existing and future acquired or arising general intangibles, causes in action and causes of action and all other intangible personal property of such Person of every kind and nature, including, without limitation, Intellectual Property, franchises, tax refund claims, reversions or any rights thereto and any other amounts payable to such Person from any rights and claims against carriers and shippers, rights to indemnification, and business interruption, property, casualty or any similar type of insurance and any proceeds thereof, and all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

4

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is restricted, prohibited or penalized by any applicable Environmental Law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

5

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) all payment obligations of such Person with respect to interest rate swaps, currency swaps and similar obligations; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Intellectual Property” means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, in-bound licensed rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, and all goodwill associated with any of the foregoing.

“Interest Expense” of the Company and its Subsidiaries for any period means all interest (including the interest component of Rentals on Capital Leases) and all amortization of debt discount and expense on any particular Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like securities) for which such calculations are being made. Computations of Interest Expense on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

“Inventory” means, as to any Person, all “inventory” of such Person as defined in the UCC including, without limitation (whether or not included in the UCC definition of “inventory”), all of such Person’s then owned or existing and future acquired or arising: (a) inventory, merchandise, goods and other personal property intended for sale or lease or for display or demonstration; (b) work in process; (c) raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of the foregoing or otherwise used or consumed in the conduct of business; (d) documents evidencing, and General Intangibles relating to, any of the foregoing; and (e) all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account.

6

“Investments” means all investments, in cash or by delivery of property, made directly or indirectly in any property or assets of any Person or in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise.

“Knowledge” means, as to the Company, the actual knowledge of any officer, director or employee of the Company or any Subsidiary of the Company after reasonable investigation.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make- Whole Amount” means, with respect to any principal prepayment for which the Make-Whole Amount is applicable, an amount determined with reference to the following formula:

Make-Whole Amount = pmt x (.40 – (qtr x .0167))

where:

pmt	=	the amount of the applicable principal prepayment; and

qtr	=	the number which is the quotient of: (x) the fewer of the number of months elapsed subsequent to the date of the Closing and the date upon which (i) an Event of Default occurs and continues for more than 30 days notwithstanding the fact that such Event of Default is cured thereafter, or (ii) the applicable prepayment is made; divided by (y) three.

Notwithstanding the foregoing to the contrary, so long as no Event of Default shall have occurred and be continuing, the Make-Whole Amount for any voluntary principal prepayment on the Notes of up to $40,000,000 in the aggregate at any time after the second anniversary of the Closing shall be equal to 10% of such principal prepayment if the Company shall have, prior to or at such time, closed one or more equity financings (other than in connection with the issuance of the Series B Preferred Stock of the Company) in an aggregate gross amount of at least $40,000,000; provided, however, that the $40,000,000 maximum amount described in this proviso for the alternate Make-Whole Amount shall be reduced dollar for dollar by the amount of any mandatory prepayments made pursuant to Section 8.1.

“Mandatory Prepayment Event” means, with respect to any Credit Party, the occurrence of an Asset Disposition in connection with such Credit Party, the receipt by such Credit Party of any cash insurance proceeds for damaged or destroyed property that yields gross proceeds to such Credit Party in excess of $500,000, or the receipt by such Credit Party of any cash proceeds from any judgment awards or settlements that yield gross proceeds to such Credit Party in excess of $500,000.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

7

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company or the Borrower to perform its obligations under this Agreement and the Notes and Warrants, or (c) the validity or enforceability of this Agreement or the Notes or the Warrants.

“Merger” is defined in the opening recitals to this Agreement.

“Merger Agreement” is defined in the opening recitals to this Agreement.

“Minimum Holders” means, at any time, the holders of at least 31% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company).

“Minority Interests” means, with respect to any Person, any shares of stock of any class of a Subsidiary of such Person (other than directors’ qualifying shares as required by law) that are not owned by such Person and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 400 l(a)(3) of ERISA).

“Net Income” for any Person during any period means the gross revenues of such Person and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) the proceeds of any life insurance policy;

(c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by such Person or any Subsidiary thereof, realized by such corporation prior to the date of such acquisition;

(e) net earnings and losses of any corporation (other than a Subsidiary) with which such Person or any Subsidiary thereof shall have consolidated or which shall have merged into or with such Person or any Subsidiary thereof prior to the date of such consolidation or merger;

8

(f) net earnings of any business entity (other than a Subsidiary) in which such Person or any Subsidiary thereof has an ownership interest unless such net earnings shall have actually been received by such Person or any Subsidiary thereof in the form of cash distributions;

(g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to such Person or any Subsidiary thereof;

(h) earnings resulting from any reappraisal, revaluation or write-up of assets;

(i) any deferred or other credit representing any excess of the equity in any Subsidiary of such Person at the date of acquisition thereof over the amount invested in such Subsidiary;

(j) any gain arising from the acquisition of any securities of such Person or any Subsidiary thereof;

(k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

(l) any other extraordinary gain.

“Net Proceeds” means:

(a) with respect to any Asset Disposition by any Person, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Lien which is permitted by Section 10.3 on any property (other than any Indebtedness assumed by the purchaser of such property and Indebtedness evidenced by the Notes) which is required to be, and is, repaid in connection with such Asset Disposition, (ii) reasonable expenses related thereto incurred by such Person in connection with the Asset Disposition, (iii) transfer taxes paid or due to be paid by such Person to any taxing authorities in connection with such Asset Disposition, and (iv) any amount of reserves properly taken on the balance sheet of the Person making the Asset Disposition, as reasonably determined by the Board of Directors of such Person in its good faith judgment; provided that such reserves shall be deemed part of Net Proceeds if and to the extent such reserves are not actually paid by the applicable Person and are removed from such Person’s balance sheet;

(b) with respect to any insurance proceeds received by any Person in connection with the damage or destruction of any property or asset, the amount of cash received (directly or indirectly) by or on behalf of such Person in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Lien which is permitted by Section 10.3 on the damaged or destroyed property or asset (other than any Indebtedness evidenced by the Notes) and (ii) reasonable expenses related thereto incurred by such Person in connection with the collection of such insurance proceeds;

(c) with respect to any judgment awards or settlements received by any Person, the amount of cash received (directly or indirectly) by or on behalf of such Person in

9

connection therewith after deducting therefrom only reasonable expenses related thereto incurred by such Person in connection with the obtaining of such award or the negotiation of such settlement; and

(d) cash received by any Person from the conversion of any non-cash proceeds received in connection with an Asset Disposition, insurance awards or any judgments or settlements, subject to any applicable reductions noted in clauses (a), (b) and (c) above.

“New Subsidiary” is defined in Section 9.7.

“Notes” is defined in Section 1.

“Obligations” is defined in Section 2.2.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Orphan Medical” is defined in the opening recitals of this Agreement.

“Orphan Sub” is defined in Section 8.4(b).

“Other Collateral” means:

(a) all other goods and property, whether or not delivered, including, without limitation, such other goods and property: (i) the sale or lease of which gives or purports to give rise to any Account or other Collateral, including, but not limited to, all Inventory and other merchandise returned or rejected by or repossessed from customers; (ii) securing any Account or other Collateral, including, without limitation, all rights as a consignor, a consignee, an unpaid vendor or lienor (including, without limitation, stoppage in transit, replevin and reclamation) with respect to such other goods and properties; or (iii) warranty claims relating to goods;

(b) all substitutes and replacements for, accessories, attachments, and other additions to, any of the above and any and all products or masses into which any goods are physically united such that their identity is lost;

(c) all policies and certificates of insurance relating to any of the foregoing, now owned or hereafter acquired, evidencing or pertaining to any and all items of Collateral;

(d) all files, correspondence, computer programs, tapes, discs and related data processing software which contain information identifying or pertaining to any of the Collateral or any account debtor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(e) any and all products and proceeds of the foregoing (including, but not limited to, any claim to any item of Collateral and any claim against any third party for loss of, damage to or destruction of any or all of, the Collateral or for proceeds payable

10

under, or unearned premiums with respect to, policies of insurance) in whatever form, including, but not limited to, cash, instruments, chattel paper, security agreements and other documents.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition Indebtedness” is defined in Section 10.1(a)(v).

“Permitted Foreign Subsidiary Transfer” means the transfer by the Company or a Subsidiary of the Company other than the Borrower (or a Subsidiary of the Borrower) of the international rights to a Product candidate to a Foreign Subsidiary, all pursuant to documentation and on terms reasonably acceptable to the Purchasers.

“Permitted Investments” means:

(a) Investments by the Company and its Subsidiaries in and to the Company or a:

(i) Domestic Subsidiary, including any Investment in a corporation which, after giving effect to such Investment, will become a Domestic Subsidiary as permitted by Section 10.5(a); or

(ii) Foreign Subsidiary permitted to be created and capitalized by Section 10.5(b) so long as:

(1) such Foreign Subsidiary is established solely to carry out the Company’s or any of its Subsidiaries’ business operations in a particular foreign jurisdictions where it is necessary or prudent, in the good faith determination of the Board of Directors of the Company, to establish a separate legal entity under local law;

(2) such Investment is comprised of only that amount of capital and other property as is determined to be necessary from time to time, in the good faith discretion of the Board of Directors of the Company, to conduct the ordinary and intended business operations of such Foreign Subsidiary; and

(3) such Investment would not be reasonably expected to have a Material Adverse Effect or otherwise materially adversely effect the value or priority of the Collateral, taken as a whole, for the prompt and full payment of the Obligations;

(b) Investments representing loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Domestic Subsidiary;

11

(c) Investments in property or assets to be used in the ordinary course of the business of the Company and its Subsidiaries as described in Section 9.6 of this Agreement;

(d) Investments representing travel advances in the usual and ordinary course of business to officers and employees of the Company and its Subsidiaries incidental to carrying-on the business of the Company or any Subsidiaries;

(e) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

(f) Investments in commercial paper or corporate debt obligation of corporations organized under the laws of the United States or any state thereof maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation, or by Moody’s Investors Service, Inc.;

(g) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof;

(h) Investments in certificates of deposit and time deposits maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any State thereof; provided that at the time of acquisition thereof by the Company or a Subsidiary, (i) the senior unsecured long-term debt of such bank or trust company or of the holding company of such bank or trust company is rated AA or better by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation, or “Aa2” or better by Moody’s Investors Service, Inc. or (ii) such Investments are fully insured by the Federal Depository Insurance Corporation; and

(i) Investments in any money market fund which invests substantially all of its assets in obligations described in clauses (g) and (h) above.

“Permitted Liens” means:

(a) Liens in favor of the Collateral Agent for the benefit of the Purchasers pursuant to this Agreement or any other Related Document;

(b) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen so long as the payment thereof is not at the time required by Section 9.4;

(c) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary thereof shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

12

(d) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens); provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings; and

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries.

“Permitted Other Secured Indebtedness” is defined in Section 10.1(a)(iv).

“Permitted Purchase Money Indebtedness” is defined in Section 10.1(a)(iii).

“Permitted Receivables/Inventory Indebtedness” is defined in Section 10.1(a)(iii).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means the Stock Pledge Agreement, dated as of the date of the Closing, executed by the Company in favor of the Collateral Agent for the benefit of the Purchasers, pursuant to which the Company shall have pledged and collaterally assigned 100% of the capital stock of the Borrower as security for the prompt and full payment and performance of the Obligations.

“Product” means a pharmaceutical product, drug or medication.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Pro Rata Portion” means, with respect to any holder of a Note upon the occurrence of a Mandatory Prepayment Event, the amount determined by multiplying the Net Proceeds received in connection with such Mandatory Prepayment Event by a fraction the numerator of which is the aggregate outstanding principal amount of all Notes held by such holder at such time and the denominator of which is the aggregate outstanding principal amount of all outstanding Notes at such time.

13

“QPAM Exemption” means the Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Related Documents” means this Agreement, the Notes, the Warrants, the Collateral Documents and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Rentals” means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Required Holders” means, at any time, the holders of at least 65% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Securities” is defined in Section 5.13.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company. For the avoidance of doubt, any reference to a Subsidiary of the Company in this Agreement shall mean and include the Borrower and each Subsidiary of the Borrower.

“Tangible Assets” means as of the date of any determination thereof for any Person, the total amount of all assets of such Person and its Subsidiaries (less depreciation, depletion and

14

other properly deductible valuation reserves) after deducting, without duplication, good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.

15

Exhibit A

(to Senior Secured Note and Warrant Purchase Agreement)

FORM OF NOTE

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272 AND 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT [NAME AND TITLE OF CONTACT PERSON] OF THE BORROWER AT [CONTACT PERSON’S PHONE NUMBER] OR [CONTACT PERSON’S ADDRESS].

THIS SENIOR SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND, ACCORDINGLY, MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THIS SENIOR SECURED PROMISSORY NOTE AND RESTRICTING ITS TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE BORROWER AT ITS PRINCIPAL EXECUTIVE OFFICES.

TWIST MERGER SUB, INC.

15% Senior Secured Note due                     , 2011

No.	Date
$

FOR VALUE RECEIVED, the undersigned, TWIST MERGER SUB, INC. (herein called the “Borrower”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to                     , or registered assigns, the principal sum of                      DOLLARS on                     , 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 15% per annum from the date hereof, payable quarterly in arrears, on the last day of March, June, September and December in each year, commencing with September 30, 2005, until the principal hereof shall have become due and payable; provided, however, interest on such unpaid balance shall accrue at the rate of 17% per annum during the continuance of any Event of Default.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the holder of this Note shall have designated by written notice to the Borrower as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to that certain Senior Secured Note and Warrant Purchase Agreement, dated as of June 24, 2005 (as from time to time amended, the “Note Purchase Agreement”), among the Borrower, Jazz Pharmaceuticals, Inc., LB I Group Inc., as Collateral Agent and a Purchaser, and the other

Purchasers named therein and is entitled to the benefits thereof. This Note is secured pursuant to the provisions of the Note Purchase Agreement and other Related Documents (defined in the Note Purchase Agreement) and is entitled to the benefit of the rights and security provided thereby. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Note Purchase Agreement.

As provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

The Borrower will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

To the fullest extent permitted by applicable law, the Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the obligations or liabilities under the Note Purchase Agreement or evidenced hereby, (b) all rights to notice and hearing prior to the taking of possession or control of any collateral (including by way of attachment or replevy), and (c) the benefit of all valuation, appraisal and exemption laws.

2

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, including Section 5-1401 of the General Obligations Law of said State.

BORROWER ACKNOWLEDGES THAT THE BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS NOTE.

TWIST MERGER SUB, INC.

By
[Title]

3

EXHIBIT B

FORM OF WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE SECURITIES REPRESENTED BY THIS WARRANT, AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT, ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS PURSUANT TO A VOTING AGREEMENT RELATING TO SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE REGISTERED HOLDER OF THIS WARRANT WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THIS WARRANT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND CERTAIN HOLDERS OF SECURITIES OF THE COMPANY. A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE REGISTERED HOLDER OF THIS WARRANT WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

Warrant No.: BB-«warrantno»	Number of Shares: «shares»
Date of Issuance: June 24, 2005	(subject to adjustment)

JAZZ PHARMACEUTICALS, INC. WARRANT NO. BB-«warrantno»

Series BB Preferred Stock Warrant

This Warrant No. BB-«warrantno» (this “Warrant”) of Jazz Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that «holder», the initial holder of this Warrant, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 6 below), up to «shares» shares of Series BB Preferred Stock of the Company (“Series BB Preferred Stock”), at a purchase price of $1.84 per share. This Warrant is one of a series of warrants to purchase in the aggregate 8,695,652 shares of Series BB Preferred Stock (collectively, the “Series BB Warrants”) issued pursuant to that certain Senior Secured Note and Warrant Purchase Agreement, dated June 24, 2005, by and among the Company and the initial holders of the Series BB Warrants (the

“Purchase Agreement”). The shares purchasable upon exercise of this Warrant and the purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

1. Exercise.

(a) Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the exercise form appended hereto as Exhibit A duly executed by such Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise unless exercised pursuant to the Net Issue Exercise provisions of Section 1(c) below. The Purchase Price may be paid by cash, check, or wire transfer.

(b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c) Net Issue Exercise.

(i) In lieu of exercising this Warrant in the manner provided above in Section 1(a), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion of this Warrant being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the exercise form appended hereto as Exhibit A duly executed by such Registered Holder, in which event the Company shall issue to such Registered Holder a number of shares of Warrant Stock computed using the following formula:

X = Y (A—B)

A

Where X =	The number of shares of Warrant Stock to be issued to the Registered Holder.

Y =	The number of shares of Warrant Stock purchasable under this Warrant (at the date of such calculation).

A =	The fair market value of one share of Warrant Stock (at the date of such calculation).

B =	The Purchase Price (as adjusted through the date of such calculation).

(ii) For purposes of this Section 1(c), the fair market value of Warrant Stock on the date of calculation shall mean with respect to each share of Warrant Stock:

(A) if the Common Stock of the Company (“Common Stock”) is traded on a securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the product of (x) the closing price on the date of calculation (or, if there are no sales for such date, then on the last date on which there were sales) and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date; or

(B) if the Common Stock is actively traded over the counter, the fair market value shall be deemed to be the product of (x) the closing bid or sales price (whichever is applicable) on the date of calculation (or, if the date of calculation is not a trading day, the last trading day prior to the date of calculation) and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date; or

(C) if neither (A) nor (B) is applicable, the fair market value of Warrant Stock shall be determined in good faith by the Company’s Board of Directors.

(d) Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) or 1(c) above.

2. Adjustments.

(a) Redemption or Conversion of Preferred Stock. If all of the Series BB Preferred Stock is redeemed or converted into shares of Common Stock (including without limitation pursuant to the automatic conversion provisions of the Company’s certificate of incorporation providing for the conversion of the Series BB Preferred Stock into Common Stock in connection with a qualified initial public offering of the Company’s securities), then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Series BB Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Purchase Price shall be automatically adjusted to equal the amount obtained by multiplying the then existing Purchase Price by a fraction, (i) the numerator of which shall be the aggregate Purchase Price of the shares of Series BB Preferred Stock for which this Warrant was exercisable immediately prior to such redemption or conversion, and (ii) the denominator of which shall be the number of shares of Common Stock for which this Warrant is exercisable immediately after such redemption or conversion.

(b) Stock Splits and Dividends. If the outstanding shares of Warrant Stock shall be subdivided into a greater number of shares or a dividend in Warrant Stock shall be paid in respect of Warrant Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Warrant Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(c) Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 2.

(d) Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3. Transfers.

(a) Unregistered Security. Each holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock issuable upon conversion of the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees that in no event will it dispose of all or any portion of this Warrant, the Warrant Stock or the Common Stock issuable upon conversion of the Warrant Stock unless and until (a) it has complied with the provisions of Section 3(b) below, and (b) if reasonably requested by the Company, the Registered Holder shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company and the Company’s counsel to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local, or foreign law has been taken. Without limiting the foregoing, the Registered Holder, by accepting this Warrant, agrees that it may transfer this Warrant (or any portion hereof) only to one of its Affiliates (as defined in the Purchase Agreement) or to any other person or entity that is acceptable to the Company, provided that, in the case of any transfer, the applicable transferee must agree in writing to be subject to the terms of this Warrant, the Investor Rights Agreement, the First Refusal and Co-Sale Agreement and the Voting Agreement (as such terms are defined below); provided, however, that, except with respect to transfers to its Affiliates, the Registered Holder hereby covenants not to effect such transfer if such transfer either would invalidate the securities laws exemptions pursuant to which this Warrant was originally offered and sold or would itself require registration and/or qualification under the Securities Act or applicable state securities laws. Each certificate evidencing this Warrant transferred as provided above shall bear an appropriate restrictive legend substantially to the foregoing effect.

For purposes of this Warrant, (i) “Investor Rights Agreement” means that certain Second Amended and Restated Investor Rights Agreement, dated as of June 24, 2005, by and among the Company, the investors in the Company’s Series A Preferred Stock, Series B Preferred Stock and Series B Prime Preferred Stock, the holders of warrants to purchase Series BB Preferred Stock (and any shares issued upon exercise of such warrants) and certain holders of the Common Stock, (ii) “First Refusal and Co-Sale Agreement” means that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 24, 2005, by and among the Company, the investors in the Company’s Series A Preferred Stock, Series B Preferred Stock and Series B Prime Preferred Stock, the holders of Series BB Preferred Stock and the holders of warrants to purchase Series BB Preferred Stock (and any shares issued upon exercise of such warrants) and the persons identified as “Executives” therein and (iii) “Voting Agreement” means that certain Second Amended and Restated Voting Agreement, dated as of June 24, 2005, by and among the Company, the investors in the Company’s Series A Preferred Stock, Series B Preferred Stock and Series B Prime Preferred Stock, the holders of Series BB Preferred Stock and the holders of warrants to purchase Series BB Preferred Stock (and any shares issued upon exercise of such warrants) and certain holders of the Common Stock.

(b) Transferability. Subject to the provisions of this Section 3 and the provisions of Section 5, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment in the form of Exhibit B hereto at the principal office of the Company. Any purported transfer of all or any portion of this Warrant in violation of the provisions of this Warrant shall be null and void.

(c) Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant and all other warrants to purchase Series BB Preferred Stock. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. Representations and Warranties of the Registered Holder. The Registered Holder hereby represents and warrants to the Company that:

(a) Authorization. The Registered Holder has full power and authority to enter into, and perform its obligations under, this Warrant. This Warrant, when executed and delivered by the Registered Holder, will constitute a valid and legally binding obligation of the Registered Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Purchase Entirely for Own Account. This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s acceptance of this Warrant, the Registered Holder hereby confirms, that the Warrant to be acquired by the Registered Holder, the Warrant Stock and the Common Stock to be issued upon the conversion of the Warrant Stock (collectively, the “Securities”) will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By accepting this Warrant, the Registered Holder further represents that the Registered Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Registered Holder has not been formed for the specific purpose of acquiring the Securities.

(c) Disclosure of Information. The Registered Holder has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities. The Registered Holder understands that such discussions, as well as any written information delivered by the Company to the Registered Holder, were intended to describe the aspects of the Company’s business which it believes to be material.

(d) Restricted Securities. The Registered Holder understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Registered Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Registered Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(e) No Public Market. The Registered Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

(f) Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5. Market Standoff.

(a) Market Standoff. The Registered Holder hereby agrees that, if so requested by the Company and the Underwriter’s Representative (as defined below), if any, the Registered Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of this Warrant or other securities of the Company (“Market Standoff”) without the prior written consent of the Company and the Underwriter’s Representative for such period of time (a) not to exceed one hundred eighty (180) days following the effective date of a Registration Statement of the Company filed under the Securities Act in the case of the Company’s initial public offering or (b) commencing with the date the Company provides notice to the Registered Holder of a proposed follow-on offering and ending 90 days after the effective date of the Registration Statement or, in the event of a shelf registration, the date of the prospectus for such follow-on offering, as may be requested by the Underwriter’s Representative; provided, however, that the Registered Holder shall not be required to agree to a Market Standoff for a period of time that commences less than thirty (30) days after the expiration of another period of time during which the Registered Holder has agreed to a Market Standoff. The obligations of the Registered Holder under this Section 5 shall be conditioned upon similar agreements being in effect with each other stockholder of the Company who is an officer, or director or, with respect only to the Company’s initial public offering, greater than 1% stockholder of the Company prior to such initial public offering. For purposes of this Warrant, the “Underwriter’s Representative” is the representative the underwriter or underwriters selected for the underwriting of a public offering of the Company’s securities.

(b) Stop-Transfer Instructions. In order to enforce the covenants set forth in Section 3 and Section 5(a), the Company may impose stop-transfer instructions with respect to the securities of the Registered Holder (and the securities of every other person subject to the restrictions in Section 3 and Section 5(a)).

6. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate on June 24, 2012 (the “Expiration Date”).

7. Notices of Certain Transactions. In the event that the Company shall propose at any time to:

(a) declare any dividend or distribution upon the Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(c) effect any reclassification or recapitalization of the Common Stock or Preferred Stock outstanding involving a change in the Common Stock or Preferred Stock;

(d) merge or consolidate with or into any other partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature; or

(e) sell, lease, or convey all or substantially all its assets, property or business, or to liquidate, dissolve, or wind up or otherwise consummate a Liquidation Event (as defined in the Company’s Second Amended and Restated Certificate of Incorporation); then, in connection with each such event, the Company shall send to the Registered Holder (in accordance with the provisions of Section 23):

(i) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock and/or Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c), (d) and (e) above; and

(ii) in the case of the matters referred to in (c), (d) and (e) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock and/or Preferred Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

8. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock (and Common Stock issuable upon conversion of the Warrant Stock) and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

9. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder, calling in the aggregate on the face or faces thereof for the number of shares of Series BB Preferred Stock called for on the face or faces of the Warrant or Warrants so surrendered.

10. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

12. Additional Rights. Upon exercise of this Warrant, the Registered Holder shall have and be entitled to exercise the rights granted to the signatories who are holders of Series BB Preferred Stock under each of (a) the Voting Agreement, (b) the First Refusal and Co-Sale Agreement and (c) the Investor Rights Agreement. By its receipt of this Warrant, the Registered Holder agrees to be bound by the Voting Agreement, the First Refusal and Co-Sale Agreement and the Investor Rights Agreement.

13. No Fractional Shares. No fractional shares of Series BB Preferred Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Series BB Preferred Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

14. Amendment or Waiver. Any term of the Series BB Warrants may be amended or waived only by an instrument in writing signed by the Company and the holders of Series BB Warrants covering at least sixty-five percent (65%) of the number of shares of Series BB Preferred Stock subject to Series BB Warrants outstanding at the time of such amendment or waiver.

15. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

16. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

17. Survival of Representations. Unless otherwise set forth in this Warrant, the warranties, representations and covenants of the Company and the Purchasers contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

18. Transfer; Successors and Assigns. The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties provided that they have complied with the terms and conditions herein. Nothing in this Warrant, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Warrant, except as expressly provided in this Warrant.

19. Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

20. Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

21. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Warrant, (b) the balance of this Warrant shall be interpreted as if such provision were so excluded and (c) the balance of this Warrant shall be enforceable in accordance with its terms.

22. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party, shall be cumulative and not alternative.

23. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next business day; (iii) one day after deposit with a nationally (or internationally) recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to the Company shall be sent to the Company’s principal place of business. All notices to the Registered Holder shall be sent to the address as set forth on the signature page of this Warrant or at such other address as the Registered Holder may designate pursuant to Section 3(c) by ten (10) days’ advance notice to the Company.

24. Entire Agreement. This Warrant and the documents and agreements referred to herein (including the Company’s Second Amended and Restated Certificate of Incorporation, Investor Rights Agreement, the First Refusal and Co-Sale Agreement and the Voting Agreement) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

JAZZ PHARMACEUTICALS, INC.

By:
Name:
Title:
Address:	3180 Porter Drive
Palo Alto, CA 94304

Fax Number: (650) 496-3781

Accepted and Agreed:

REGISTERED HOLDER

«HOLDER»

By:
Name:
Title:

Address:
«address»

[Signature Page to Series BB Preferred Stock Warrant]

EXHIBIT A

EXERCISE FORM

To: Jazz Pharmaceuticals, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No. BB-«warrantno», hereby irrevocably elects to (a) purchase              shares of Series BB Preferred Stock covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for              shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 1(c) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 4 of the Warrant and by its signature below hereby makes such representations and warranties to the Company as of the date hereof.

By:
Name:
Title:
Name of Entity:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers all of the rights of the undersigned transferor under the attached Warrant with respect to the number of shares of Series BB Preferred Stock covered thereby set forth below, unto:

Name of Assignee	Address/Fax Number	No. of Shares

The undersigned transferor represents that it has complied with all of the provisions of the attached Warrant governing the transfer of such Warrant, including without limitation the provisions of Section 3 thereof, and acknowledges that any purported transfer of all or any part of such Warrant in violation of the terms of the attached Warrant shall be null and void.

Dated:	By:
Name:
Title:

The undersigned transferee of the attached Warrant acknowledges the limitations on transfer of the attached Warrant, including without limitation those contained in Section 3 thereof, agrees to be bound by the terms of the attached Warrant and the Investor Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement (each as defined in the attached Warrant) to the same extent as if the undersigned transferee were the initial holder of the attached Warrant, and shall deliver to the Company together with this assignment form counterpart signature pages to the Investor Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.

Dated:	By:
Name:
Title:

EXHIBIT 4.2

(to Senior Secured Note and Warrant Purchase Agreement)

Closing: June 24, 20051

List of Closing Deliveries

Principal Note and Warrant Documents

1.

Senior Secured Note and Warrant Purchase Agreement dated as of June 24, 2005 by and among Twist Merger Sub, Inc., as the Borrower, Jazz Pharmaceuticals, Inc., as the Company, LB I Group Inc, as the Collateral Agent and a Purchaser, and the other Purchasers party thereto (the “Purchase Agreement”).[2]

Schedule A	-	Information Relating to Purchasers
Schedule B	-	Defined Terms
Schedule 5.4	-	Subsidiaries
Schedule 5.5	-	Financials
Schedule 5.7	-	Filings
Schedule 5.8	-	Litigation
Schedule 5.11	-	Intellectual Property
Schedule 5.18	-	Environmental
Schedule 5.19	-	Names
Schedule 5.20	-	Locations; FEIN
Exhibit A	-	Form of Note
Exhibit B	-	Form of Warrant
Exhibit 4.2	-	List of Closing Deliveries

2.	Original Notes issued to each Purchaser in the principal amount as indicated below:

Purchaser	Principal Amount
LB I Group Inc.	$30,000,000
KKR TRS Holdings, Inc.	$25,000,000
Deep Cove Mezzanine, LLC	$5,000,000
Cardinal Fund I, L.P.	$800,000
FW Jazz Pharma Investors, L.P.	$400,000
Oak Hill Credit Alpha Fund, LP	$7,000,000
Lerner Enterprises, L.P.	$3,800,000
General Electric Pension Trust	$8,000,000
Total	$80,000,000

1	All documents dated as of June 24, 2005 unless otherwise stated.
2	Each capitalized term used in this Exhibit 4.2 without definition shall have the meaning ascribed thereto under the Purchase Agreement.

3.	Original Warrants issued to each Purchaser for the number of shares of Series BB Preferred Stock as indicated below:

Purchaser	Warrant Shares
LB I Group Inc.	3,260,870
KKR TRS Holdings, Inc.	2,717,391
Deep Cove Mezzanine, LLC	543,478
Cardinal Fund I, L.P.	86,957
FW Jazz Pharma Investors, L.P.	43,478
Oak Hill Credit Alpha Fund, LP	760,870
Lerner Enterprises, L.P.	413,043
General Electric Pension Trust	869,565
Total	8,695,652

Collateral Documents

4.	Stock Pledge Agreement executed by the Company in favor of the Collateral Agent for the benefit of the holders of Notes whereby the Company pledges 100% of the issued and outstanding stock of the Borrower.

5.	Original Stock Certificate(s) evidencing the pledged shares under the Pledge Agreement noted in item 4 together with an executed stock powers certificate.

6.	Intellectual Property Security Agreement executed by the Company in favor of the Collateral Agent for the benefit of the holders of Notes and suitable for filing with the United States Patent and Trademark Office.

7.	Intellectual Property Security Agreement of the Borrower in favor of the Collateral Agent for the benefit of the holders of Notes and suitable for filing with the United States Patent and Trademark Office.

8.	Control Account Agreement executed by the Borrower, the Collateral Agent and the financial intermediary holding the pledged account pursuant to Section 9.7 of the Purchase Agreement.

9.	UCC Financing Statement naming the Borrower as the debtor and the Collateral Agent as the representative of the secured party and filed with the Secretary of State of Delaware.

10.	UCC Financing Statement naming the Company as the debtor and the Collateral Agent as the representative of the secured party and filed with the Secretary of State of Delaware.

11.	UCC Financing Statement naming Orphan Medical, Inc., the surviving corporation to the Merger, as the debtor and the Collateral Agent as the representative of the secured party and filed with the Secretary of State of Delaware.

2

Certificates and Opinions

12.

Certificate of the Secretary of the Company certifying as to the incumbency and signatures of the officers executing the principal documents and that attached thereto are true and complete copies of: (a) the Company’s Certificate of Incorporation[3], (b) the Company’s bylaws, (c) resolutions of the board of directors of the Company approving the transactions contemplated by the Purchase Agreement, (d) written consent of the stockholders of the Company approving the transactions contemplated by the Purchase Agreement and (e) the Merger Agreement.

13.	Certificate of the Secretary of the Borrower certifying as to the incumbency and signatures of the officers executing the principal documents and that attached thereto are true and complete copies of: (a) the Borrower’s Certificate of Incorporation, (b) the Borrower’s bylaws, and (c) resolutions of the board of directors of the Borrower approving the transactions contemplated by the Purchase Agreement.

14.	Certificate of Compliance executed by the Chief Executive Officer of the Company and certifying that, as of the date of the Closing and both before and after taking into account the effect of the Merger and the issuance and sale of the Notes and Warrants: (a) all of the conditions to closing have been satisfied, (b) all of the representations and warranties of the Company and the Borrower in the Purchase Agreement are true and correct or true and correct in all material respects with respect to representations and warranties that are not qualified as to materiality, (c) the Company and the Borrower have performed and complied with all of the agreements and conditions contained in the Purchase Agreement to be complied with thereby and (d) no Default or Event of Default exists.

15.	Solvency Certificate executed by the Credit Parties’ Chief Financial Officer certifying as to the solvency of each of the Credit Parties both before and after giving effect to the Merger and the sale and issuance of the Notes.

16.	Legal opinion rendered by Simpson Thacher & Bartlett LLP, special counsel to the Company and the Borrower, in form and substance reasonably satisfactory to the Purchasers, relating to, among other things, the due authorization of Notes and the security interests granted under the Note Purchase Agreement.

17.	Legal opinion rendered by Heller Ehrman LLP, special counsel to the Company, in form and substance reasonably satisfactory to the Purchasers, relating to, among other things, the due authorization of the Warrants.

18.	Legal opinion rendered by the General Counsel to the Company, in form and substance reasonably satisfactory to the Purchasers, as to certain matters relating to the Purchase Agreement.

[3]	Amendment necessary to provide for new designated Series BB Preferred Stock to be issued upon exercise of the warrants and to increase the number of shares.

3

Other Documents and Deliveries

19.	Post Closing Matters Agreement between the Borrower and the Collateral Agent.

20.	Copy of Second Amended and Restated Investors’ Rights Agreement.

21.	Copy of Second Amended and Restated Right of First Refusal and Co-Sale Agreement.

22.	Copy of Second Amended and Restated Voting Agreement.

23.	Payoff and release letter executed by Silicon Valley Bank in respect of the outstanding Liens in favor thereof against the properties of the Borrower together with UCC III termination statement.

24.	Financials of the Company for FYE 2004 (audited) and Ql of 2005 (unaudited) and also including pro forma for the Company on a consolidated basis after taking into account the closing of the Merger.

25.	Copies of insurance certificates for the Credit Parties indicating that the collateral Agent is named as the loss payee and additional insured.

4